UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to 240.14a-12

MGM MIRAGE
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

NOTICE OF ANNUAL MEETING TO BE HELD ON
May 13, 2008

To the Stockholders:

The Annual Meeting of Stockholders of MGM MIRAGE, a Delaware corporation (the “Company”), will be held at Luxor Hotel and Casino in the Egyptian Ballroom, located at 3900 Las Vegas Boulevard South, Las Vegas, Nevada 89119, on May 13, 2008, at 10:00 a.m., Pacific Time, for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2008;

3.	To consider a stockholder proposal if presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Stockholders of record at the close of business on March 31, 2008 are entitled to notice of and to vote at the meeting. A complete list of such stockholders will be available for examination by any stockholder during ordinary business hours at the Company’s executive offices, located at 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of 10 days prior to the meeting date.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” PROPOSALS 1 AND 2.

By Order of the Board of Directors,

/s/  J. Terrence Lanni

J. Terrence Lanni
Chairman of the Board
and Chief Executive Officer

April 14, 2008

PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR
SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.
Use of the enclosed envelope requires no postage for mailing in the United States.

PROXY STATEMENT
PRINCIPAL STOCKHOLDERS
ELECTION OF DIRECTORS Proposal No. 1
CORPORATE GOVERNANCE
TRANSACTIONS WITH RELATED PERSONS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal Year-End
Option/SAR Exercises and Stock Vested
Nonqualified Deferred Compensation
DIRECTOR COMPENSATION
EXECUTIVE OFFICERS
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM Proposal No. 2
STOCKHOLDER PROPOSAL Proposal No. 3
NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS
OTHER INFORMATION

MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109

PROXY STATEMENT
April 14, 2008

General

The form of proxy accompanying this Proxy Statement and the persons named therein as proxies have been approved by, and this solicitation is made on behalf of, the Board of Directors of MGM MIRAGE in connection with the Annual Meeting of Stockholders of MGM MIRAGE to be held at Luxor Hotel and Casino in the Egyptian Ballroom, located at 3900 Las Vegas Boulevard South, Las Vegas, Nevada 89119, on May 13, 2008, at 10:00 a.m., Pacific Time, and at any postponements or adjournments thereof. MGM MIRAGE, together with its subsidiaries, is referred to herein as the “Company,” unless the context indicates otherwise.

Matters to be considered and acted upon at the meeting are set forth in the Notice of Annual Meeting accompanying this Proxy Statement and are more fully outlined herein. This Proxy Statement will be first mailed to stockholders on or about April 14, 2008.

Voting Rights and Outstanding Shares

Only stockholders of record of the Company’s Common Stock, $.01 par value per share (the “Common Stock”), as of March 31, 2008 will be entitled to vote at the meeting. The authorized capital stock of the Company presently consists of 600,000,000 shares of Common Stock. At the close of business on March 31, 2008, 278,715,913 shares of Common Stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.

You may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. To submit your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To submit your proxy using the Internet or by telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

All shares represented by properly submitted proxies will, unless such proxies have previously been revoked, be voted at the meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this Proxy Statement and in favor of Proposal 2, and against Proposal 3, as described herein. By signing, dating and returning the enclosed proxy card, you will confer discretionary authority on the named proxies to vote on any matter not specified in the Notice of Annual Meeting. Management knows of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies or their substitutes will vote or act with respect to such other matters in accordance with their best judgment.

Quorum and Votes Required

The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “Exchange”), certain matters submitted to a vote of stockholders are considered by the Exchange to be “routine” items upon which brokerage firms may vote in their discretion on behalf of their customers if such customers have not furnished voting instructions within a specified period prior to the meeting. The election of directors and the ratification of the selection of the independent registered public accounting firm as our independent auditors for 2008 are considered routine matters for which brokerage firms may vote shares for which they have not received instructions. For those matters that the Exchange determines to be “non-routine,” brokerage firms that have not received instructions from their customers would not have discretion to vote. Your broker may not vote on the stockholder proposal requesting us to conduct a study of dividends paid by other companies in our peer group without your specific instructions. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but broker non-votes are not counted as votes “for” or “against” the proposals to be acted on at the meeting.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the proposal will be required for approval of Proposal 2 and Proposal 3, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect. With respect to Proposal 2 and Proposal 3, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against Proposal 2 and Proposal 3. Pursuant to Delaware law, a broker non-vote will be counted for purposes of determining a quorum but will not be counted as a vote for or against Proposal 2 or Proposal 3.

How to Revoke or Change Your Vote

Any proxy given pursuant to this solicitation is revocable by the communication of such revocation in writing to the Secretary of the Company at any time prior to the exercise thereof, and any person executing a proxy, if in attendance at the meeting, may vote in person instead of by proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 13, 2008

The Notice of Annual Meeting and Proxy Statement and the Company’s 2007 Annual Report are available on the Company’s website at www.mgmmirage.com/proxymaterials. In the future, instead of receiving copies of the Proxy Statement and Annual Report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves the Company the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site.

Stockholders of Record.  If your shares are registered in your own name, to enroll in the electronic delivery service go directly to our transfer agent’s website at www.bnymellon.com/shareowner/isd and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your name, to enroll in the electronic delivery service check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with the Annual Meeting of Stockholders, the Company is required to send to each stockholder of record a proxy statement and annual report and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of the Common Stock in multiple accounts, this process results in duplicate mailings of proxy statements and annual reports to stockholders who share the same address. Stockholders may avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:

Stockholders of Record.  If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, go directly to our transfer agent’s website at www.bnymellon.com/shareowner/isd and follow the instructions.

Beneficial Stockholders.  If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

Right to Request Separate Copies.  If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify the Company or your nominee, as applicable, and the Company or your nominee will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may contact BNY Mellon Shareowner Services directly by telephone at 1-800-358-2066 or by visiting the Company’s transfer agent’s website at www.bnymellon.com/shareowner/isd and following the instructions thereon.

PRINCIPAL STOCKHOLDERS

Shown below is certain information as of March 31, 2008 with respect to beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of shares of Common Stock by the only persons or entities known to the Company to be a beneficial owner of more than five percent of the outstanding shares of Common Stock, by the Named Executives, as defined under “Executive and Director Compensation and Other Information,” and by all directors and executive officers of the Company as a group who held office as of the date of this Proxy Statement.

	Amount
	Beneficially		Percent of
Name and Address(1)	Owned(2)		Class(3)

Tracinda Corporation	148,837,330	(4)	53.4%
150 South Rodeo Drive, Suite 250 Beverly Hills, California 90212
Infinity World (Cayman) L.P.	26,048,738	(5)	9.3%
Emirates Towers, Level 47 Sheikh Zayed Road Dubai, United Arab Emirates
Marsico Capital Management, LLC	23,115,947	(6)	8.3%
1200 17th Street, Suite 1600 Denver, Colorado 80202
Private Capital Management	11,276,689	(7)	4.0%
8889 Pelican Bay Boulevard Naples, Florida 34108
J. Terrence Lanni	1,216,700	(8)(9)	(10)
Daniel J. D’Arrigo	176,256	(8)	(10)
James J. Murren	2,465,324	(8)(11)	(10)
Robert H. Baldwin	957,887	(8)	(10)
Gary N. Jacobs	804,420	(8)(12)	(10)
Aldo Manzini	40,000	(8)	(10)
John T. Redmond	544,000	(8)	(10)
All directors and executive officers as a group (24 persons)	155,511,592	(8)(13)	54.6%

(1)	Unless otherwise indicated, the address for the persons listed is 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(2)	Except as otherwise indicated, and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(3)	For purposes of calculating the percentage of outstanding shares beneficially owned by any person or group identified in the table above, the number of shares outstanding with respect to each person or group was deemed to be the sum of the total shares outstanding as of March 31, 2008 and the total number of shares subject to stock options and stock appreciation rights exercisable as of March 31, 2008 or that become exercisable within 60 days thereafter held by such person or group. The number of shares of Common Stock outstanding as of March 31, 2008 was 278,715,913.

(4)	Based upon a Schedule 13D/A filed March 5, 2008 with the Securities and Exchange Commission (the “SEC) by Tracinda Corporation (“Tracinda”), a Nevada corporation. Tracinda is wholly owned by Kirk Kerkorian.

(5)	Based upon a Schedule 13D/A filed February 27, 2008 with the SEC by Infinity World (Cayman) L.P. and its affiliates.

(6)	Based upon a Schedule 13G/A filed February 14, 2008 with the SEC by Marsico Capital Management, LLC, an investment advisor under the Investment Advisors Act of 1940, as amended, which is deemed to be the beneficial owner of 23,115,947 shares of Common Stock as a result of acting as investment advisor to its clients, as to which it reported sole voting power as to 20,975,862 shares and sole dispositive power as to 23,115,947 shares.

(7)	Based upon a Schedule 13G/A filed February 14, 2008 with the SEC by Private Capital Management, L.P., an investment advisor under the Investment Advisors Act of 1940, as amended, which is deemed to be the beneficial owner of 11,276,689 shares of Common Stock as a result of acting as investment advisor to its clients, as to which it reported shared voting and dispositive power as to 11,276,689 shares, and sole voting and dispositive power as to 185,500 shares.

(8)	Included in these amounts are 1,180,000 shares, 172,000 shares, 2,220,000 shares, 927,187 shares, 757,800 shares, 40,000 shares, and 540,000 shares underlying options that are exercisable as of March 31, 2008 or that become exercisable within 60 days thereafter held by the Lanni Family Trust, of which Mr. Lanni is Trustee and by Messrs. D’Arrigo, Murren, Baldwin, Jacobs, Manzini and Redmond, respectively. Mr. Baldwin disclaims beneficial ownership of 123,397 shares underlying such options which were the subject of a divorce decree.

(9)	Includes 36,700 shares held by the Lanni Family Trust, of which Mr. Lanni is Trustee.

(10)	Less than 1%.

(11)	Includes 45,324 shares held by a Grantor Retained Annuity Trust, of which Heather Murren is Trustee, 45,324 shares held by a Grantor Retained Annuity Trust, of which Mr. Murren is Trustee, and 154,676 shares held by the Murren Family Trust, of which Mr. Murren is co-Trustee.

(12)	Includes 37,830 shares held by two Grantor Retained Annuity Trusts, of which Mr. Jacobs is Trustee.

(13)	Also included are 387,750 shares subject to stock options or stock appreciation rights exercisable as of March 31, 2008 or that become exercisable within 60 days thereafter held by non-employee directors and 478,500 shares underlying options that are exercisable as of March 31, 2008 or that become exercisable within 60 days thereafter held by executive officers other than the Named Executives.

As indicated above, Mr. Kerkorian, through his ownership of Tracinda, beneficially owns over 50% of the currently outstanding shares of Common Stock. Tracinda intends to vote its shares of Common Stock in favor of the nominees for the Board of Directors listed in the Proxy Statement. Since the holders of Common Stock do not have cumulative voting rights and since Tracinda’s shares represent more than 50% of the shares to be voted at the meeting, Tracinda will be able to elect the entire Board of Directors. Tracinda also intends to vote its shares (1) in favor of Proposal 2, which will be sufficient to adopt that proposal, and (2) against Proposal 3, which will be sufficient to defeat that proposal.

ELECTION OF DIRECTORS
Proposal No. 1

Information Concerning the Nominees

One of the purposes of the meeting is to elect 15 directors, each of whom will serve until the next annual meeting of stockholders or until his or her respective successor shall have been elected and qualified or until his or her earlier resignation or removal. Pursuant to the Company’s Bylaws, the Board of Directors may determine the number of directors, not to exceed 20. The Board has fixed the number of directors at 15.

The following table sets forth, for each nominee, his or her name, principal occupation for at least the past five years, beneficial ownership of the Common Stock, age as of March 31, 2008 and certain other matters. If any of these nominees should be unavailable to serve as director, which contingency is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate. All of the nominees listed below were elected as directors at the last annual meeting of stockholders.

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

Robert H. Baldwin (57)	Chief Design and Construction Officer of MGM MIRAGE since August 2007. President of Project CC, LLC, the managing member of CityCenter Holdings, LLC, since March 2005, and President and CEO of Project CC, LLC since August 2007. Previously, President and Chief Executive Officer of Mirage Resorts, Incorporated from June 1, 2000 to August 21, 2007. President and Chief Executive Officer of Bellagio, LLC or its predecessor from June 1996 to March 2005.	2000	957,887(2)(3)
Willie D. Davis (73)	President and director of All-Pro Broadcasting, Inc., an AM and FM radio broadcasting company, for more than the past five years. Director and member of the Audit Committee of Fidelity National Financial and Manpower, Inc. Director of Alliance Bancshares California.	1989	78,396(2)(3)
Kenny C. Guinn (71)	Governor of the State of Nevada from 1999 through 2006. Chairman of the Board of Directors and a member of the Audit Committee of Service 1st Bank of Nevada.	2007	4,000(2)(3)
Alexander M. Haig, Jr.(83)	Chairman of Worldwide Associates, Inc., an international business advisory firm, for more than the past five years. Consultant to the Company since 1990.	1990	78,800(2)(3)

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

Alexis Herman (60)	Chair and Chief Executive Officer of New Ventures, a corporate consulting company, for more than the past five years. Director and member of the Audit Committee and Chair of Compensation Committee of Cummins Inc. Also Director of Entergy Corp. and Coca-Cola Corp. United States Secretary of Labor from 1997 to 2001.	2002	32,800(2)(3)
Roland Hernandez (50)	Chairman and Chief Executive Officer of Telemundo Group, Inc., a Spanish-language television station company from August 1998 to December 2000 and President and Chief Executive Officer of Telemundo Group, Inc. from March 1995 to August 1998. Director and Chairman of the Audit Committee of Wal-Mart Stores, Inc. Director and member of the Audit Committee of The Ryland Group and Vail Resorts, Inc. Director of Lehman Brothers Holdings Inc.	2002	45,500(2)(3)(4)
Gary N. Jacobs (62)	Executive Vice President, General Counsel and Secretary of the Company for more than the past five years. Of counsel to Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, a law firm, for more than the past five years. Director and Secretary of The InterGroup Corporation for more than the past five years.	2000	804,420(2)(3)
Kirk Kerkorian (90)	Chief Executive Officer, President and sole director and stockholder of Tracinda.	1987	148,837,330(5)
J. Terrence Lanni (65)	Chairman and Chief Executive Officer of the Company for more than the past five years. Director of KB Home.	1995	1,216,700(2)(3)
Anthony Mandekic (66)	Secretary and Treasurer of Tracinda for more than the past five years.	2006	14,000(2)(3)

			Shares of
		First	Common Stock
		Became a	Beneficially
Name (age)	Principal Occupation and Other Directorships	Director	Owned(1)

Rose McKinney-James (56)	Principal of Energy Works Consulting LLC, an energy consulting company, for more than the past five years. Managing Principal of McKinney James & Associates since 2003. Member of the Board of Directors of Mandalay Resort Group from 1999 until April 2005. Director and member of the Audit Committee of Employers Holdings, Inc. Director of Toyota Financial Savings Bank. Director of MGM Grand Detroit, LLC, a subsidiary of the Company.	2005	12,100(2)(3)
James J. Murren (46)	President and Chief Operating Officer of the Company since August 2007. Prior to that, President, Chief Financial Officer and Treasurer of the Company for more than the past five years. Director of Delta Petroleum Corporation.	1998	2,465,324(2)(3)
Ronald M. Popeil (72)	Founder of Ronco. Inventor and marketer of consumer products.	2000	147,700(2)(3)(6)
Daniel J. Taylor (51)	Executive of Tracinda since 2007. President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005. Director and a member of the Audit Committee of Delta Petroleum Corporation.	2007	8,000(2)(3)
Melvin B. Wolzinger (87)	Principal owner of various privately-held restaurants and gaming establishments in Las Vegas for more than the past five years. Director of Colonial Bank.	2000	91,300(2)(3)

(1)	Except as otherwise indicated and subject to applicable community property and similar laws, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares.

(2)	The number of shares shown as beneficially owned represents less than 1% of the outstanding shares.

(3)	Included in these amounts are shares underlying options and stock appreciation rights that are exercisable as of March 31, 2008 or become exercisable within 60 days thereafter, held as follows:

	Shares
	Underlying
	Options
Name	and SARs

Mr. Baldwin	927,187	(A)
Mr. Davis	45,750
Mr. Guinn	4,000
Mr. Haig	78,000
Ms. Herman	31,000
Mr. Hernandez	41,000
Mr. Jacobs	757,800
Mr. Lanni	1,180,000	(B)
Mr. Mandekic	12,000
Ms. McKinney-James	12,000
Mr. Murren	2,220,000
Mr. Popeil	78,000	(C)
Mr. Taylor	8,000
Mr. Wolzinger	78,000

(A)	Mr. Baldwin disclaims beneficial ownership of 123,397 shares underlying such options which were the subject of a divorce decree.

(B)	Shares underlying options that are held by the Lanni Family Trust, of which Mr. Lanni is Trustee.

(C)	Shares underlying options and stock appreciation rights that are held by the Ronald M. Popeil 1997 Trust, of which Mr. Popeil is Trustee.

(4)	Included in these amounts are 4,500 shares of Common Stock, 2,000 shares of which the direct ownership is held by Roland Hernandez, 1,000 shares of which are held by the Roland Hernandez SEP Retirement Account, of which Mr. Hernandez is the beneficiary and 1,500 shares of which are held by Mr. Hernandez as custodian pursuant to the California Uniform Transfer to Minors Act in the amounts set forth for the following persons: 500 shares for Katherine Hernandez, 500 shares for Charles Hernandez and 500 shares for Roland Scott Hernandez. Mr. Hernandez disclaims beneficial ownership of such 1,500 shares held as custodian pursuant to the California Uniform Transfer to Minors Act. Further, included in these amounts are 41,000 shares underlying options and stock appreciation rights that are exercisable as of March 31, 2008 or become exercisable within 60 days thereafter, which shares are held by Mr. Hernandez.

(5)	Shares are owned by Tracinda, which is wholly owned by Mr. Kerkorian. As of March 31, 2008, Tracinda owned 53.4% of the outstanding Common Stock (see “Principal Stockholders”).

(6)	Included in these amounts are 69,700 shares of Common Stock, 64,150 shares of which the direct ownership is held by Ronald Popeil and 5,550 shares of which are held by Mr. Popeil as custodian pursuant to the California Uniform Transfer to Minors Act in the amounts set forth for the following persons: 925 shares for Asher Gantman, 650 shares for Contessa Popeil, 825 shares for Valentina Popeil, 1,050 shares for Nicole Stairs, 1,050 shares for Rachel Gantman and 1,050 shares for Isabella Gantman. Mr. Popeil disclaims beneficial ownership of such 5,550 shares held as custodian pursuant to the California Uniform Transfer to Minors Act. Further, included in these amounts are 78,000 shares underlying options and stock appreciation rights that are exercisable as of March 31, 2008 or become exercisable within 60 days thereafter, which shares are held by the Ronald M. Popeil 1997 Trust of which Mr. Popeil is Trustee.

Stockholder Agreements

Company Stock Purchase and Support Agreement.  In August 2007, we entered into a Company Stock Purchase and Support Agreement, as amended in October 2007, with Infinity World Investments LLC, a

Nevada limited liability company (“Infinity World”) and an indirect wholly owned subsidiary of Dubai World, a Dubai, United Arab Emirates government decree entity. Under the agreement, in October 2007, we sold Infinity World 14.2 million shares of our Common Stock at a per share price of $84 for a total purchase price of $1.19 billion.

The agreement provides that, as long as Infinity World and its affiliates, which we refer to, from time to time, as the “Infinity World group,” beneficially own at least five percent of our outstanding Common Stock, whenever we propose to sell shares of our Common Stock (except for shares issued under an employee benefit plan), we will grant a preemptive right (which may be transferred to an affiliate of Infinity World) to acquire that number of shares needed to maintain the percentage ownership of the Infinity World group as calculated at the time we propose to sell shares. Infinity World has agreed that the Infinity World group will not acquire beneficial ownership of more than 20% of our outstanding shares, subject to certain exceptions.

The agreement also provides that as long as the Infinity World group owns at least five percent of our outstanding Common Stock and the joint venture agreement contemplated by the agreement has not been terminated, Infinity World will have the right, subject to applicable regulatory approvals, to designate one nominee for election to our Board of Directors. If the Infinity World group beneficially owns at least 12% of our outstanding Common Stock, Infinity World will have the right to designate that number of nominees for election to our Board of Directors equal to the product (rounded down to the nearest whole number) of (x) the percentage of outstanding shares owned by the Infinity World group multiplied by (y) the total number of directors then authorized to serve on our Board of Directors. Currently, the Infinity World group owns 26,048,738 shares of our Common Stock, or approximately 9.3% of the outstanding shares. Infinity World has not, as yet, designated a nominee for the Board of Directors. If Infinity World designates a nominee for election to our Board of Directors after the Annual Meeting of Stockholders, our Board of Directors will, in accordance with the agreement, increase the authorized number of directors to 16 and appoint the nominee to serve on the Board until the next meeting of stockholders at which directors are to be elected.

Stockholder Support Agreement.  In August 2007, Infinity World also entered into a Stockholder Support Agreement with Tracinda. Under this agreement, Tracinda has agreed to vote its shares of our Common Stock in favor of Infinity World’s nominee(s) to the Board of Directors, subject to applicable regulatory approvals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors to file reports of ownership of the Common Stock with the SEC. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors and executive officers that no other reports were required, the Company notes that all reports for the year 2007 were filed on a timely basis.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted corporate governance guidelines for the Company (“Guidelines”) setting forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board of Directors, including, but not limited to such matters as (i) composition, (ii) membership criteria, (iii) orientation and continuing education, (iv) committees, (v) compensation, (vi) meeting procedures and (vii) annual evaluation. In addition to the foregoing, the Guidelines provide for management succession planning, communications with the Board and a code of conduct governing all directors, officers and certain employees of the Company. The Company believes that the Guidelines are in compliance with the listing standards adopted in 2003 by the Exchange. The Guidelines are posted and maintained on the Company’s website at www.mgmmirage.com under the caption “Investor Relations — Investor Information — Corporate Governance — Corporate Governance Policies,” and a copy will be made available to any stockholder who requests it.

Code of Conduct

The Board of Directors has adopted a Code of Business Conduct and Ethics and Conflict of Interest Policy (the “Code of Conduct”) that applies to all of the Company’s directors and officers and certain of its employees, including the chief executive officer, the chief financial officer and the chief accounting officer. In addition, the Code of Conduct applies to all personnel of the Company and its operating subsidiaries at the Vice President, division director or more senior level, and to all accounting and finance personnel, and those personnel serving in such other categories as the Company designates from time to time. The Code of Conduct establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Conduct and amendments and waivers thereto are posted on the Company’s website at www.mgmmirage.com under the caption “Investor Relations — Investor Information — Corporate Governance — Code of Business Conduct and Ethics and Conflict of Interest Policy” and is provided to all new directors, new officers and certain new employees and distributed annually to all directors, officers and certain employees of the Company, each of whom is required to acknowledge in writing his or her receipt and understanding thereof and agreement to adhere to the principles contained therein. Additionally, the Company will provide a copy of the Code of Conduct to any stockholder who requests it.

New York Stock Exchange Listing Standards

The Corporate Governance Rules of the Exchange were adopted in 2003. Certain provisions of such rules are not applicable to “controlled companies,” defined by such rules to be companies of which more than 50 percent of the voting power is held by an individual, a group or another company. The Company currently is a “controlled company” under this definition by virtue of the ownership by Tracinda in excess of 50 percent of the voting power of the Common Stock and the ability to elect the entire Board of Directors. Accordingly, the Company has chosen to take advantage of certain of the exemptions provided in such rules, specifically, the exemptions to the requirements that listed companies have: (i) a majority of independent directors, although a majority of the Company’s directors are independent; (ii) a nominating/governance committee composed entirely of independent directors; and (iii) a compensation committee that is composed entirely of independent directors and operates under a written charter, although the Company’s Compensation Committee is composed entirely of independent directors and operates under a written charter.

Director Independence

Pursuant to the Corporate Governance Rules of the Exchange, the Board of Directors assesses each director’s independence annually by reviewing any potential conflicts of interest and outside affiliations, based on the standards set forth below. Using these standards and based upon information provided by each director, the Board of Directors has determined that Ms. Herman, Ms. McKinney-James and Messrs. Davis, Guinn, Haig, Hernandez, Kerkorian, Mandekic, Popeil, Taylor and Wolzinger, who constitute a majority of the Board, are independent within the meaning of the rules of the Exchange.

Under the standards of independence adopted by the Board of Directors, a director is deemed to be independent only if the Board of Directors determines that such director satisfies each of the criteria set forth below:

•	No Material Relationship. The director does not have any material relationship with the Company. Material relationships do not take into consideration a director’s status as a stockholder of the Company (including status as a majority stockholder).

•	Employment. The director is not, and has not been at any time in the past three years, an employee of the Company. In addition, no member of the director’s immediate family is, or has been in the past three years, an executive officer of the Company.

•	Other Compensation. The director or immediate family member has not received more than $100,000 in direct compensation from the Company during any 12-month period within the past three years, other than in the form of director fees, pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service. Compensation received by a director for former service as an interim Chairman, CEO or other executive officer or compensation received by an immediate family member for services as an employee (other than an executive officer) of the Company need not be considered in determining independence under this standard.

•	Auditor Affiliation. The director is not a current partner or employee of the Company’s internal or external auditors; no member of the director’s immediate family is a current partner of the Company’s internal or external auditors or a current employee of such auditors who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice; and the director or an immediate family member has not been within the past three years a partner or employee of the Company’s internal or external auditors and has not personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The director or an immediate family member is not, and has not been within the past three years, employed as an executive officer by another entity where any of the Company’s present executive officers at the same time serves or served on that entity’s compensation committee.

•	Business Transactions. The director is not an employee, or an immediate family member is not an executive officer, of another entity that, during any one of the past three fiscal years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

For the purposes of determining whether a director who is a member of the Audit Committee is independent, the Company applies additional independence standards, including those set forth in Rule 10A-3 of the Exchange Act, and the Corporate Governance Rules of the Exchange applicable to audit committee composition.

Information Regarding Board and Committees

Board of Directors.  The Board of Directors held eight meetings during 2007. The work of the Company’s directors is performed not only at meetings of the Board of Directors and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. During 2007, each member of the Board of Directors attended at least 75% of all meetings of the Board of Directors and the committees on which they served (held during the period for which they served), except for Mr. Aljian, who attended less than 75% of all meetings due to health issues. Mr. Aljian passed away in April 2007. Directors are expected to attend each annual meeting of stockholders. Of the 16 members of the Board of Directors in May 2007, 15 of them attended last year’s annual meeting.

Executive Committee.  In October 2007, the Board of Directors voted to establish an Executive Committee, which, during intervals between the meetings of the Board of Directors, is empowered to exercise all the powers of the Board, except those powers specifically reserved by Delaware law or by the Company’s Bylaws to the full Board of Directors, in the management and direction of the Company’s business and conduct of the Company’s affairs in all cases in which specific directions have not been given by the Board. The current members of the Executive Committee are J. Terrence Lanni (Chair), Robert H. Baldwin, Kirk Kerkorian, Anthony Mandekic, Rose McKinney-James, James J. Murren, Daniel J. Taylor and Melvin B. Wolzinger. The Executive Committee did not hold any meetings during 2007.

Audit Committee.  For a complete discussion of the functions of the Audit Committee, see “Corporate Governance — Audit Committee” below. The current members of the Audit Committee are Roland Hernandez (Chair), Kenny C. Guinn, Alexis Herman and Rose McKinney-James. The Audit Committee held nine meetings during 2007.

Compensation Committee.  For a complete discussion of the functions of the Compensation Committee (the “Compensation Committee,” see the “Corporate Governance — Compensation Committee” section below. The current members of the Compensation Committee are Anthony Mandekic (Chair), Willie D. Davis, Kenny

C. Guinn, Ronald M. Popeil, Daniel J. Taylor and Melvin B. Wolzinger. The Compensation Committee held 13 meetings during 2007.

The Diversity Committee.  The functions of the Diversity Committee include developing, implementing and monitoring the Company’s diversity initiatives. The current members of the Diversity Committee are Alexis Herman (Chair), Willie D. Davis, Roland Hernandez, Gary N. Jacobs, Anthony Mandekic and Melvin B. Wolzinger. The Diversity Committee held five meetings during 2007.

Presiding Director

In accordance with the applicable rules of the Exchange, the Board of Directors has scheduled regular executive sessions of the non-management directors in which directors have an opportunity to meet outside the presence of management. Such sessions are chaired by Mr. Hernandez, as Presiding Director, who was elected by, and serves at the pleasure of, the Board of Directors. The Presiding Director was selected by a majority of the non-management directors and is responsible for convening such sessions and setting the agenda. The Board of Directors has established a process for stockholders and other interested parties to communicate with the Presiding Director, which is set forth in the “Stockholder and Interested Parties Communications with Directors” section below.

Nomination of Directors

The Board of Directors does not have a standing nominating committee, and as a “controlled company” as defined by the Corporate Governance Rules of the Exchange, the Company is not required to have a nominating committee comprised solely of independent directors. Identification, consideration and nomination of potential candidates to serve on the Board of Directors are conducted by the entire Board of Directors. The Board of Directors believes it is in the best interests of the Company to avail itself of the extensive business and other experience of each member of the Board, including directors who may not be deemed “independent,” in identifying, evaluating and nominating potential candidates to serve as directors.

In determining the criteria for membership, the Board considers the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time, including the following experience and personal attributes: financial acumen; general business experience; industry knowledge; diversity; special business experience and expertise; leadership abilities; high ethical standards; independence; interpersonal skills; and overall effectiveness. The Board of Directors may receive recommendations for Board candidates from various sources, including the Company’s directors, management and stockholders. In addition, the Board may engage an independent executive search firm to assist in identifying qualified candidates.

The Board will review all recommended candidates in the same manner regardless of the source of the recommendation. Recommendations from public stockholders should be in writing and addressed to: Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications, and must include the proposed candidate’s name, address, age and qualifications together with the information required under federal securities laws and regulations. Such communication must be received in a timely manner and also include the recommending stockholder’s name, address and the number of shares of the Common Stock, and the length of time, beneficially held. See the “Notice Concerning Stockholder Proposals and Nominations” section below.

Audit Committee

The Audit Committee’s responsibilities are described in a written charter adopted by the Board of Directors. The charter is posted on the Company’s website at www.mgmmirage.com under the caption “Investor Relations — Investor Information — Corporate Governance — Audit Committee.” The Audit Committee is

responsible for providing independent, objective oversight of the Company’s financial reporting system. Amongst its various activities, the Audit Committee reviews:

1.	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2.	The independence and performance of the Company’s internal auditors and independent accountants; and

3. The Company’s compliance with legal and regulatory requirements.

The Audit Committee also appoints the independent accountants; reviews with such firm the plan, scope and results of such audit, and the fees for the services performed; and periodically reviews their performance and independence from management.

Under written guidelines adopted by the Board of Directors in connection with its Code of Conduct, the Audit Committee, or its designated member, is required to review reports of potential conflicts of interest involving directors, the management committee (which is comprised of J. Terrence Lanni (Chair), James J. Murren, Robert H. Baldwin and Gary N. Jacobs), and to the extent not otherwise determined by the management committee, the other senior executives of the Company. With respect to such reports, it is the Audit Committee’s responsibility to determine whether a conflict exists and whether or not to waive the conflict. In determining whether a conflict of interest exists, the Audit Committee considers the materiality of the relationship between the third party and the Company pursuant to standards set forth in such written guidelines. In determining whether a conflict of interest should be waived, the Audit Committee considers the effectiveness of any safeguards that may be implemented, the feasibility of the individual’s recusal in matters that affect the Company and the third party, and the materiality of lost services for the Company that may result from the recusal.

The Audit Committee meets regularly in open sessions with the Company’s management, independent accountants and internal auditors. In addition, the Audit Committee meets regularly in closed executive sessions with the Company’s management, independent accountants and internal auditors, and reports its findings to the full Board of Directors.

The Board of Directors has determined that Mr. Guinn, Mr. Hernandez, Ms. Herman and Ms. McKinney-James meet the current independence and experience requirements of the Exchange’s listing standards. The Board of Directors has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Hernandez qualifies as an “audit committee financial expert,” as defined in the Exchange’s listing standards and the Commission’s regulations. In addition, the Board of Directors has determined that the service of Mr. Hernandez on other audit committees, as described earlier in the description of his principal occupation and other directorships under “Election of Directors,” would not impair his ability to effectively serve on the Company’s Audit Committee. The Board of Directors will review such determination at its meeting following the Annual Meeting of Stockholders, when it makes committee assignments for the coming year.

Compensation Committee

The Compensation Committee operates under a written charter. The primary function of the Compensation Committee is to ensure that the compensation program for executives of the Company (1) is effective in attracting and retaining key officers, (2) links pay to business strategy and performance and (3) is administered in a fair and equitable fashion in the stockholders’ interests. The Compensation Committee recommends the executive compensation policy to the Board, determines compensation of senior executives of the Company, determines the performance criteria and bonuses to be granted pursuant to the Company’s Annual Performance-Based Incentive Plan and administers and approves granting of share-based awards under the Company’s 2005 Omnibus Incentive Plan. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, share-based awards, and other forms of compensation. The Compensation Committee’s authority is not delegated to others.

In carrying out its functions, the Compensation Committee obtains recommendations from the management committee with respect to various elements of compensation, including, but not limited to, determining the employees, other than the management committee, to whom share-based awards are granted and the amount of compensation to be paid to such employees, above a certain threshold. The Compensation Committee consults with the management committee to obtain performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with the Chief Executive Officer regarding the performance goals of the Company and of the management committee. However, other than in connection with negotiating their respective employment agreements, the management committee does not participate in determining the amount and type of compensation paid by the Company to the Named Executives. In addition, the Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage services of independent legal counsel and consultants to assist the committee in analyzing and reviewing the compensation policies, the elements of compensation, and the aggregate compensation for the Named Executives. See the “Executive and Director Compensation and Other Information — Compensation Discussion and Analysis” section below.

Each of the members of the Compensation Committee meet the current independence requirements of the Exchange’s listing standards.

Stockholder and Interested Parties Communications with Directors

The Board of Directors has established a process for stockholders and other interested parties to communicate with members of the Board, the non-management directors as a group and the Presiding Director. All such communications should be in writing and should be addressed to the Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. All inquiries are reviewed by the Corporate Secretary, who forwards to the Board, the non-management directors or the Presiding Director, as applicable, a summary of all such correspondence and copies of all communications that he determines are appropriate, and consistent with, our operations and policies. Matters relevant to other departments of the Company are directed to such departments with appropriate follow-up to ensure that inquiries are responded to in a timely manner. Matters relating to accounting, auditing and/or internal controls are referred to the Chair of the Audit Committee and included in the report to the Board, together with a report of any action taken to address the matter. The Board of Directors or the Audit Committee, as the case may be, may direct such further action deemed necessary or appropriate.

Compensation Committee Interlocks and Insider Participation

Messrs. Mandekic and Taylor are executives of Tracinda.

TRANSACTIONS WITH RELATED PERSONS

Description of Transactions

Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP, a law firm of which Gary N. Jacobs is of counsel (see the “Election of Directors” section above), has performed extensive legal services for the Company. Such services rendered relate to litigation, sales of securities, financing transactions, acquisitions and dispositions of certain assets and operations, tax matters and other business transactions, contracts and agreements. For the year ended December 31, 2007, the Company paid legal fees to Christensen, Glaser, Fink, Jacobs, Weil & Shapiro, LLP in the amount of $10,805,470. Mr. Jacobs had been a senior partner of the firm, but he left that position on becoming employed by the Company. He continues with the law firm in an of counsel capacity.

Mandalay Resort Group, a subsidiary of the Company, entered into time sharing agreements with J. Terrence Lanni in connection with his personal use of the Company’s aircraft. Under the time sharing agreements, Mr. Lanni may lease the Company’s aircraft, including crew and flight services, for up to a maximum of three (3) personal flights annually. Mr. Lanni pays a time sharing fee based on the Company’s cost of the flight, which is limited by an FAA regulatory-imposed maximum and, at the Company’s discretion, to the Standard Industry Fare Levels, as established by the Internal Revenue Service for purposes of determining taxable fringe benefits.

Robert H. Baldwin is a director of the Keep Memory Alive Foundation. For the year ended December 31, 2007, the Company made a contribution of cash, goods and services to the Keep Memory Alive Foundation in the aggregate amount of $195,000, and the Keep Memory Alive Foundation purchased goods and services from the Company and its subsidiaries in the amount of $725,000.

James J. Murren was a founder of, and currently serves as a director of, the Nevada Cancer Institute, a non-profit organization. Gary N. Jacobs serves as a director of the Nevada Cancer Institute, and Mr. Murren’s wife, Heather Hay Murren, serves as Chairman of the Board of the Nevada Cancer Institute. For the year ended December 31, 2007, the Company made contributions of cash, goods and services to the Nevada Cancer Institute in the amount of $101,000, and the Nevada Cancer Institute purchased goods and services from the Company and its subsidiaries in the amount of $515,000.

Gary N. Jacobs serves as a director of the Smith Center for Performing Arts in Las Vegas, Nevada. In 2007, the Company pledged a $1 million contribution to the Smith Center for Performing Arts payable $200,000 per year for five years. The Company made the initial payment of $200,000 in 2007.

For the year ended December 31, 2007, Kirk Kerkorian, the sole stockholder of Tracinda, and Tracinda collectively paid the Company the aggregate amount of $163,000 for hotel services provided by the Company.

In connection with the Company’s sales of condominium units at its 50% owned CityCenter project on the Las Vegas Strip, certain of the directors and Named Executives and its principal stockholder and their immediate family members have entered into purchase agreements and paid deposits in 2006, 2007 and 2008. The prices paid pursuant to these purchase agreements were consistent with prices charged to unrelated third parties.

The following table summarizes the condominium purchases:

	Contract	Total Sales
Name	Date	Price	Deposits

J. Terrence Lanni	1/23/2007	$8,742,000	$1,748,400
James J. Murren	1/19/2007	4,049,000	1,023,800
James J. Murren	4/20/2007	3,600,000	720,000
Gary N. Jacobs	5/2/2007	639,000	127,800
Gary N. Jacobs	5/2/2007	1,325,000	277,781
Tracinda Corporation	1/22/2007	8,618,000	2,286,711
Rose McKinney-James	4/18/2007	689,000	137,800
Sean Lanni(1)	9/11/07	770,000	154,000
Patrick Lanni(1)	8/31/07	770,000	154,000

(1)	Sean Lanni and Patrick Lanni are the adult children of J. Terrence Lanni.

Review, Approval or Ratification of Transactions

The Company’s Board of Directors has approved separate written guidelines under the Company’s Code of Conduct for the reporting, review and approval of potential conflicts of interest (the “Conflict of Interest Guidelines”). Each potential conflict of interest that is reportable under the Conflict of Interest Guidelines is reviewed internally on a case by case basis. Any such reportable potential conflict of interest involving a director or a member of the management committee, any of their respective spouses, minor children or other dependents, must be reviewed by the Audit Committee, or a designated member thereof. Furthermore, all such reportable potential conflicts of interest involving other senior executives who are not members of the management committee, or other employees, or their respective spouses, minor children or other dependent, are reviewed by the Company’s internal legal department or its management committee.

Because the Conflict of Interest Guidelines were designed to implement a procedure by which the Company can review and take action with respect to potential conflicts of interest, the criteria for determining which proposed transactions are reportable under the Conflict of Interest Guidelines are based on various factors designed to determine the materiality of such transaction with respect to the corresponding employee or director, including the size of the transaction or investment, the nature of the investment or transaction, the nature of the relationship between the third party and the Company, the nature of the relationship between the third-party and the director or employee, and the net worth of the employee or director, and are not based on the threshold set forth in Item 404(a) of Regulation S-K. Furthermore, the Conflict of Interest Guidelines are not applicable to any stockholder of the Company who is not otherwise an employee or a director of the Company. Therefore, while certain transactions that are reportable under Item 404(a) of Regulation S-K might be reportable under the Conflict of Interest Guidelines, none of the transactions reported above under the “— Description of Transactions” sub-section above was reported or reviewed pursuant to the Conflict of Interest Guidelines. Nevertheless, each of such transactions reported above was reported to, and reviewed and approved by, one or more of the disinterested members of the management committee pursuant to an informal procedure. The contribution to the Smith Center for Performing Arts was approved by the full Board of Directors, with Mr. Jacobs abstaining from voting.

AUDIT COMMITTEE REPORT

The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The discussions with Deloitte & Touche LLP also included the matters required by Statement on Auditing Standards No. 61 (communication with Audit Committees), as well as the written disclosures and delivery of the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

The Audit Committee also: (i) reviewed and discussed with management, the Company’s internal auditors and Deloitte & Touche LLP the Company’s internal control over its financial reporting process; (ii) monitored management’s review and analysis of the adequacy and effectiveness of those controls and processes; and (iii) reviewed and discussed with management and Deloitte & Touche LLP their respective assessment of the effectiveness and adequacy of the Company’s internal control over financial reporting.

Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

ROLAND HERNANDEZ, Chair
KENNY C. GUINN
ALEXIS HERMAN
ROSE MCKINNEY-JAMES

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed the “Compensation Discussion and Analysis” included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

ANTHONY MANDEKIC, Chair
WILLIE D. DAVIS
KENNY C. GUINN
RONALD M. POPEIL
DANIEL J. TAYLOR
MELVIN B. WOLZINGER

The foregoing report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE AND DIRECTOR COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Roles in Establishing Compensation

Compensation Committee.  The Compensation Committee is responsible for establishing, implementing and reviewing the compensation program for the Company’s employees, including the executive officers. The compensation for the Named Executives is presented in the tables that follow this Compensation Discussion and Analysis, beginning with the “Summary Compensation Table.” The “Named Executives” are the Chief Executive Officer, any person who served as Chief Financial Officer in 2007, the other three most highly compensated executive officers of the Company at December 31, 2007, and an additional individual who would have been one of the most highly compensated executive officers but for the fact that he was not an executive officer at December 31, 2007.

The Compensation Committee recommends the executive compensation policy to the Board, determines compensation of senior executives of the Company, determines the performance criteria and incentive awards to be granted pursuant to the Company’s Annual Performance-Based Incentive Plan and administers and approves granting of share-based awards under the Company’s 2005 Omnibus Incentive Plan. The Compensation Committee’s authority and oversight extends to total compensation, including base salaries, bonuses, non-equity incentive awards, equity-based awards and other forms of compensation. The Compensation Committee’s authority is not delegated to others.

The current members of the Compensation Committee are Anthony Mandekic (Chair), Willie D. Davis, Kenny C. Guinn, Ronald M. Popeil, Daniel J. Taylor and Melvin B. Wolzinger. Each of the members of the Compensation Committee meets the current independence requirements of the Exchange’s listing standards.

Executive Officers.  In carrying out its functions, the Compensation Committee obtains recommendations from senior executives with respect to various elements of compensation, including, but not limited to, determining the employees, other than the management committee to whom share-based awards are granted and the amount of compensation to be paid to such employees. The Compensation Committee consults with the senior executives to obtain performance results, legal and regulatory guidance, and market and industry data that may be relevant in determining compensation. In addition, the Compensation Committee consults with the Chief Executive Officer regarding the performance goals of the Company and of the executive officers. Furthermore, the Chief Executive Officer meets with the Chair of the Compensation Committee and the Company’s lead director to discuss the Chief Executive Officer’s performance during the prior year, including with respect to strategic planning, geographical and market expansion, management of new operations, projects and investments, succession planning and interactions and working relations with the Board.

Other than in connection with negotiating their respective employment agreements, the executive officers do not participate in determining the amount and type of compensation they are paid. Instead, the Compensation Committee’s assessment of the individual performance of the executive officers is based primarily on the Committee’s independent observation and judgment of the responsibilities, duties, performance and leadership skills of the executive officers as well as the Company’s overall performance.

Outside Consultants.  The Compensation Committee periodically engages outside consultants on various compensation-related matters. The Compensation Committee has the authority to engage the services of independent legal counsel and consultants to assist the committee in analyzing and reviewing the compensation policies, the elements of compensation, and the aggregate compensation for the executive officers. Recently, the Compensation Committee engaged outside consultants as follows:

•	During 2005, Hewitt Associates LLC was engaged by the Compensation Committee to assist the Compensation Committee in developing the Company’s 2005 Omnibus Incentive Plan. This engagement involved assisting the committee in preparing the corresponding documentation and determining the types of the incentive awards that may be awarded under such plan.

•	During 2005, 2006 and 2007, Hewitt Associates LLC was engaged by the Compensation Committee to assist the Compensation Committee in determining the long-term and short-term compensation strategies for the executive officers, including evaluating the appropriate peer group companies, the appropriate performance measures, the appropriate elements of compensation and the appropriate equity compensation.

•	During 2005, 2006 and 2007, Deloitte & Touche LLP was engaged by the Compensation Committee to perform certain agreed upon procedures in connection with the Compensation Committee’s review of the achievement of the financial goals set pursuant to the Annual Performance-Based Incentive Plan and the corresponding non-equity incentive awards payable to the Named Executives under such plan.

•	During 2007, Towers Perrin HR Services was engaged by the Compensation Committee to assist the Compensation Committee in assessing the competitiveness of the Company’s retirement programs and equity grants to the executive officers as compared to the executive officers of the peer group. In addition, Towers Perrin HR Services reviewed the MGM MIRAGE Hospitality Incentive Plan regarding its relative competitiveness. The MGM MIRAGE Hospitality Incentive Plan is a program limited to key executives of MGM MIRAGE Hospitality, a newly formed subsidiary of the Company, none of whom are Named Executives.

Objectives of Our Compensation Program

The Compensation Committee’s primary objectives in setting total compensation and the elements of compensation for each of the Named Executives are to:

•	attract talented and experienced Named Executives and retain their services on a long-term basis;

•	motivate the Named Executives to achieve the Company’s annual and long-term strategic goals;

•	align the interests of the Named Executives with those of the Company and its stockholders;

•	provide assurances of a minimum level of compensation while providing for a majority of the potential compensation to be dependent on the level of performance the Company achieves during the relevant year;

•	motivate and reward the Named Executives in connection with ongoing management of development projects;

•	motivate and reward the Named Executives in connection with negotiations of strategic partnerships; and

•	ensure favorable tax treatment to the Company for such compensation.

Certain Factors in Determining Compensation

Employment Agreements.  The Company has entered into employment agreements with each of its Named Executives, including Daniel J. D’Arrigo, with whom the Company entered into a new employment agreement in December 2007 in connection with his promotion to Executive Vice President and Chief Financial Officer, and Aldo Manzini, whom the Company hired as Executive Vice President and Chief Administrative Officer in March 2007. The Compensation Committee believes this is necessary to retain and ensure the continued availability of the Named Executives to develop and implement the Company’s strategic plans throughout the world, including, for example developing CityCenter on the Las Vegas Strip, MGM Grand Macau and MGM MIRAGE Hospitality LLC’s development projects. The employment agreements determine the annual base salaries and severance benefits for the Named Executives, in each case, as further described below.

Annual Performance-Based Incentive Plan for Executive Officers.  As further described below, the Compensation Committee adopts performance goals on an annual basis, including specific performance objectives, and establishes computation formulae or methods for determining each participant’s non-equity incentive award for that year under the Company’s Annual Performance-Based Incentive Plan for Executive Officers. For fiscal 2008, Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond will be the sole participants in this plan. Once the performance goals and individual participation percentage have been set, the Compensation Committee has no discretion to increase the amount of any participant’s non-equity incentive award payable under the plan as determined by the formulae. However, even if the performance goals are met for any particular year, the Compensation Committee has the authority to reduce or totally eliminate any participant’s non-equity incentive award.

In determining the threshold target and maximum non-equity incentive awards that should be paid to the participants, the Compensation Committee reviews the Company’s most recent results of operations, the Company’s performance in recent years relative to the corresponding performance measures, the participant’s individual performance, the compensation paid to the participants in the prior years, and, to a lesser extent, the compensation of executive officers at companies within the peer group described below.

In addition, the Compensation Committee also considers the tax benefits of allocating a certain amount of total compensation as performance-based compensation rather than as base salary. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to such company’s executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if certain requirements are met. Therefore, the Compensation Committee has determined that a majority of the potential compensation payable to the participants on an annual basis should be based on the achievement of qualified performance-based targets to ensure that, whenever possible, such compensation is tax deductible to the Company.

Targeted Overall Compensation and Peer Group Review.  In order to assess whether the Company’s compensation to the executive officers is fair, reasonable and competitive, the Compensation Committee periodically gathers data regarding compensation practices of other public and private companies in the Company’s industry. The relevant information for members of the peer group are gathered from publicly-available proxy data, which data generally reflects only the compensation paid by these companies in years prior to their disclosure. In determining the compensation for 2007, the Compensation Committee reviewed the compensation data of the following companies:

•	Boyd Gaming Corporation

•	Harrah’s Entertainment Inc.

•	Hilton Hotels Corporation

•	International Game Technology

•	Las Vegas Sands Corporation

•	Marriot International, Inc.

•	Starwood Hotels & Resorts Worldwide, Inc.

•	Station Casinos, Inc.

•	Wynn Resorts, Limited

When reviewing the compensation of the Named Executives of the peer group, the Compensation Committee compared the market overlap, results of operations, stockholders’ equity and market capitalization of the peer group with those of the Company. In addition, the Compensation Committee also reviewed the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group with the compensation of the Company’s executive officers with comparable duties and responsibilities. The purpose of reviewing such data regarding the peer group was for the Compensation Committee to determine whether the compensation paid to the executive officers was generally competitive with that paid by the peer group companies to their executive officers. Because the Company strives to retain the Named Executives in its highly competitive industry, and because the Compensation Committee believes that the Company requires the Named Executives to execute on average more complex and geographically diverse business operations than those required of the Named Executives of many of the other companies in the peer group, the Compensation Committee believes that the Named Executives should generally be compensated at the higher end of the range of the compensation paid by the peer group.

Although the Compensation Committee believes that it is important to periodically review the compensation policies of the peer group, the Compensation Committee also believes that each company must adopt a compensation policy that incorporates the business objectives and culture of such company. Therefore, while the Compensation Committee reviews the data, including the total and type of compensation paid to executive officers, pertaining to the peer group companies to ensure that the compensation paid to the executive officers remains competitive, the Compensation Committee does not annually adjust the compensation paid to the executive officers based on the compensation policies or activities of the companies in the peer group.

Elements of Compensation

Base Annual Compensation.  The executive officers’ respective employment agreements provide for annual base salaries as described under “— Certain Factors in Determining Compensation — Employment Agreements” and “Summary Compensation Table.” In connection with finalizing the employment agreements with Messrs. Lanni, Murren, Baldwin and Jacobs, the Compensation Committee approved the annual base salaries set forth in such agreements that it believed would be required to retain the services of these executive officers for the term of the amended employment agreements. The base salaries for Messrs. Lanni, Baldwin and Jacobs were maintained at the same level that had been in place pursuant to their prior agreements. The Compensation Committee believes that these base salaries afford Messrs. Lanni, Baldwin, and Jacobs sufficient guaranteed compensation and reflect the minimum annual compensation that is appropriate for each of them based on their past and anticipated contributions to the Company’s business. The amended employment agreement for Mr. Murren increased his annual base salary to match the annual base salary being paid to Mr. Baldwin. This decision by the Compensation Committee was made based on its determination that the value and importance of services provided by Mr. Murren were comparable to those provided by Mr. Baldwin. In connection with entering into a new employment agreement with Mr. D’Arrigo, the Compensation Committee approved the annual base salary in Mr. D’Arrigo’s agreement that it believed would be required to retain his services for the term of his agreement. Mr. D’Arrigo’s base salary was increased upon his promotion to Executive Vice President and Chief Financial Officer. This increase in Mr. D’Arrigo’s base salary was based on the Compensation Committee’s determination of the additional responsibilities and duties attendant to such promotion and the value and importance of the service that he will provide to the Company in the future. In connection with hiring Mr. Manzini, the Compensation Committee approved the annual base salary that it believed would be required to retain his services for the term of his agreement.

Non-Equity Incentive Awards.  Non-equity incentive awards, when appropriate, are determined by the Compensation Committee after the end of the fiscal year. The non-equity incentive awards to Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond for 2007 were paid pursuant to the MGM MIRAGE Annual Performance-Based Incentive Plan for Executive Officers, or the “Incentive Plan,” as initially adopted in 1997.

Only the senior executive officers designated by the Compensation Committee are eligible to participate in this plan.

Within 90 days of the beginning of each calendar year, the Compensation Committee establishes performance goals, including specific performance objectives, and computation formulae or methods for determining each participant’s non-equity incentive award for that year. For 2007, the Compensation Committee established a pool based on a percentage of “pretax net income.” As defined by the Compensation Committee for 2007, pretax net income consisted of consolidated net income before taxes, less extraordinary items and certain other items, including gains or losses from the sale of discontinued operations and certain asset write-downs, and the transfer of assets to the joint venture with Dubai World. The Compensation Committee also considered whether the budget for the previous year was reasonable and whether the Company’s performance expectations had been achieved. The Compensation Committee then set the minimum performance measure to be achieved in order for non-equity incentive awards to be available under the Incentive Plan and the percentage of the pool payable to each participant if the target performance measure is met. In 2007, the maximum participation percentages in the pool for Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond were 27.9%, 20.8%, 20.8%, 9.7% and 20.8% respectively. Our specific performance targets, including our budgeted pretax net income, are confidential. In determining the minimum performance necessary to receive any bonus under the plan, as well as the percentage of the potential award that may be earned for each level of performance, the Compensation Committee reviews the pretax net income projected by the executive officers in relation to the prior year’s performance, general economic conditions, the competitiveness of the Company’s executive compensation within the industry, the non-equity award grants made in the prior year, and the anticipated value of the services to be provided by the participants. Based on the foregoing, the Compensation Committee believed, at the time the performance measure was set for 2007, that the performance goals were attainable.

Pursuant to the Incentive Plan, at or after the end of each calendar year, the Compensation Committee is required to certify in writing whether the pre-established performance goals and objectives were satisfied for that year. For 2007, the Compensation Committee performed this step in March 2008. The Compensation Committee has no discretion to increase the amount of any participant’s award as determined by the formula, but even if the performance goals are met for any particular year the Compensation Committee may reduce or totally eliminate any participant’s award if it determines, in its sole and absolute discretion, that such a reduction or elimination is appropriate with respect to the participant’s performance or any other factors material to the goals, purposes, and administration of the Incentive Plan. In any case, no award to any individual under the plan may exceed $8,000,000 in any given year.

In 2007, the minimum performance measure set by the Compensation Committee was exceeded. Based on the foregoing factors and pursuant to the Incentive Plan, the Compensation Committee declared a non-equity incentive award of approximately $6,357,553, $4,739,681, $4,739,681 and $2,210,332 earned in 2007 by Messrs. Lanni, Murren, Baldwin and Jacobs, respectively, under the Incentive Plan. Mr. Redmond, who resigned in August 2007, received $4,739,681, his full bonus for 2007, and in 2008 he will receive approximately 2/3 of the award he would have received if he were serving for the entire year in 2008. The awards were approximately 3.2 times the base salary paid to each of the participants in 2007.

For 2008, the Compensation Committee has determined that, in order for any grant to be earned under the plan, the minimum performance measure during 2008 must be at least 70% of the projected pretax net income. If the 70% level is attained, the participants will be eligible to receive 80% of their maximum percentage in the pool. Thereafter, the awards will increase on a sliding scale basis so that if, for example, 80% of the projected pretax net income is achieved, the participants will be eligible to receive 90% of their maximum percentage and if 90% or greater of the target level is achieved, the participants will be eligible to receive 100% of their maximum percentage in the pool. In addition, the Compensation Committee set 2.3% (as compared to 2.5% in 2007) as the percentage of the 2008 pretax net income that will constitute the maximum bonus pool under the plan for 2008. Each participant’s percentage in the pool was set at the same respective percentage as 2007. In determining the minimum performance measure and the potential size of the bonus pool for 2008, the Compensation Committee considered the non-equity incentive compensation paid under the plan in 2007, pretax net income projected by the executive officers for 2008 in relation to the prior year’s performance, general economic conditions, the competitiveness of the Company’s executive compensation within the industry, and the anticipated value of the services to be provided by the participants. Based on the foregoing, the Compensation Committee believed, at the time the performance measure was set for 2008, that the performance goals were attainable.

In addition, the Compensation Committee has the ability to grant bonus awards outside of the Incentive Plan in any amount that the Compensation Committee deems appropriate; provided, however, that any such bonus payments may not be entitled to the same beneficial tax treatment for the Company provided with respect to the non-equity incentive awards under the Incentive Plan. For example, in 2005, the Compensation Committee approved a bonus to Mr. Jacobs of $700,000 in connection with his work on MGM Grand Macau. Half of his bonus was paid in 2005 when the Company entered into the agreement to develop MGM Grand Macau, and the remainder was paid in January 2008 after MGM Grand Macau opened for business in December 2007.

Equity-Based Compensation.  The Compensation Committee grants equity-based compensation under the MGM MIRAGE 2005 Omnibus Incentive Plan (the “Omnibus Incentive Plan”), which allows for the issuance of various forms of equity-based compensation, such as stock options, stock appreciation rights (“SARs”) and restricted stock.

The Compensation Committee administers all aspects of the Omnibus Incentive Plan and is the only authorized body that can grant equity-based awards. The Compensation Committee generally meets on the first Monday of each month and considers recommendations from the Named Executives and other senior executives at each meeting regarding grants of equity-based awards to other executive officers and non-executive managers and employees. The dates for the regular meetings of the Compensation Committee are set at the beginning of the year. In connection with any award of stock options or stock appreciation rights, the exercise price for such stock options or stock appreciation rights is established as the closing price of the Common Stock on the Exchange on the day of the Compensation Committee meeting in which such award is approved. With respect to a grant of an equity award to a new employee, although the Compensation Committee may pre-approve the terms of employment, including the proposed equity compensation, offered to a potential new employee prior to the acceptance or commencement of the employment, such grant of stock options or stock appreciation rights made in connection with such new employment occurs at the next scheduled meeting of the Compensation Committee following the commencement of such employment, and the exercise price of stock options or stock appreciation rights granted in connection with such employment is established as the closing price on the Exchange on the date the Compensation Committee reaffirms such grant. The Compensation Committee does not time the issuance or grant of any equity-based awards with the release of material, non-public information. In addition, the Company does not time the release of material non-public information for the purpose of affecting the value of equity awards.

The Compensation Committee did not award any equity-based compensation to the Named Executives in 2007 with the exception of (1) the grant to Mr. D’Arrigo of 150,000 units of SARs in connection with his promotion and his corresponding assumption of additional responsibilities and duties as Executive Vice President and Chief Financial Officer, and (2) the grant to Mr. Manzini of 200,000 stock options in connection with entering into his employment agreement. The Compensation Committee believes that non-equity incentive awards paid to the Named Executives in 2007 as well as the grants of equity-based compensation in prior years were sufficient to align the interests of the Named Executives with those of the Company’s stockholders. In addition, the Compensation Committee believes that the base salary that is guaranteed to the Named Executives in their employment agreements, the rights and benefits in the employment agreements that would be triggered if the Named Executives’ employment were terminated without cause or upon a change of control, and the unvested equity ownership in the Company held by the Named Executives were sufficient in 2007 to provide incentives for the executive officers to remain with the Company.

The Compensation Committee has generally awarded equity grants to the Named Executives in connection with the recruitment or promotion of the Named Executives and in connection with the successful consummation or implementation of significant transactions. For example, the Compensation Committee awarded options to purchase 1,200,000, 100,000, 700,000, 600,000, 400,000 and 600,000 shares of the

Common Stock to Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs and Redmond, respectively, in 2005 in connection with the successful consummation of the Mandalay Resorts Group acquisition. The awards reflect the Compensation Committee’s assessment of the additional responsibilities of the Named Executives as a result of the acquisition, the benefit to the Company from the acquisition, and the Named Executives’ roles in consummating the transaction. Furthermore, the awards to Mr. Lanni and Mr. Murren also included options to purchase 100,000 shares of the Common Stock as a reward for their specific roles in negotiating and finalizing the terms and conditions of the acquisition.

The foregoing notwithstanding, the Compensation Committee has on occasion awarded equity grants to the Named Executives independent of their recruitment and independent of any material corporate transaction. For example, in fiscal 2003, the Compensation Committee awarded equity grants to broad categories of employees, including the Named Executives, based upon the Compensation Committee’s assessment of the employee’s past and prospective value to the Company, the employee’s performance and the amount of equity awards previously granted, including the amount of vested awards, to such employee. In connection with such grant in fiscal 2003, Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs and Redmond received options to purchase 1,400,000, 90,000, 1,000,000, 1,200,000, 600,000 and 1,000,000 shares, respectively.

In order to assess the potential dilution to the Company’s stockholders, the Compensation Committee may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. Furthermore, the Compensation Committee may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made. However, the Compensation Committee does not take into account an employee’s holdings of vested but unexercised awards in determining additional awards to such employee, including a Named Executive. The Compensation Committee believes that calibrating future awards based on the holdings of previously vested but unexercised awards would create incentives for employees to exercise or sell shares subject to their prior grants. The Compensation Committee also does not take into account the value realized by an employee during a fiscal year from the exercise of equity awards granted during a prior year. The Compensation Committee believes that value realized by an employee from the exercise of any such equity award relates to services provided during the year of the grant or of vesting and not necessarily during the year of exercise. Furthermore, since certain equity awards to an employee have been made in connection with the employee’s contribution to the successful consummation and implementation of a transaction, the Compensation Committee believes that an equity award designed to reward a separate transaction should not be affected by the employee’s determination not to exercise a previously granted equity award.

When determining the type of equity award to be granted, the Compensation Committee makes its determination based on whether the Company should award grants that would have some realizable value irrespective of the performance of the Company (e.g., restricted stock versus stock options or SARs), and the potential dilution to the stockholders. For example, the Compensation Committee has in the past elected to issue restricted stock to certain executives in order to provide assurances that those executive officers would be entitled to a certain number of shares. In most cases, however, the Compensation Committee grants to Named Executives equity-based awards, such as stock options or SARs, that require an increase in the Company’s stock price for such awards to have any monetary value to the Named Executives.

Retirement Benefits.  As part of the Company’s overall benefits program, the Company maintains nonqualified deferred compensation plans (the “DCP”) and supplemental executive retirement plans (the “SERP”) in addition to a traditional 401(k) plan. The Compensation Committee believes these programs are an integral part of the total compensation for the Named Executives, as they provide a measure of long-term security to the Named Executives and are designed, in part, to provide an incentive for the Named Executives to remain with the Company. The Compensation Committee also believes that offering such plans is necessary in order to retain the Named Executives because most of the Company’s competitors provide supplemental retirement plans or benefits for its executives. In December 2007, the Compensation Committee determined that commencing January 1, 2008, no new persons would be added as participants in the SERP.

Under the DCP, participants are permitted to defer any portion of their salary or non-equity incentive awards on a pre-tax basis and accumulate tax-deferred earnings on their account. The Company matches up to 4% of the participants’ base salary, less any amount contributed to the participants’ 401(k) plan, which contribution vests ratably over a three-year period. The contributions made by participants vest immediately. All of the Named Executives are participants in the DCP. In 2007, the Company contributed the maximum amount of $73,400, $7,400, $53,400, $53,400, $21,400 and $53,400 on behalf of Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs and Redmond, respectively, which contributions reflect 4% of the corresponding executive officer’s salary less a contribution of $6,750 made to each of the participants’ 401(k) plans. Mr. Manzini was not eligible for a match under the DCP or 401(k) plan in 2007.

Under the SERP, which is a nonqualified plan, the Company makes an annual contribution that is estimated to provide a retirement benefit up to 65% of the final five-year average annual salary of the participant. However, a participant is not guaranteed any specific amount of benefits upon retirement, but is entitled to only such amount of the vested contributions and earnings on such contributions available in such participant’s account at the time of retirement. All contributions to the SERP are made by the Company. A portion of such contributions vest over three years of participation in the SERP. The remainder of such contributions vest over the later of five years of participation in the SERP and ten years of continuous service. All of the Named Executives are participants in the SERP. In 2007, the Company contributed $716,956, $49,544, $230,124, $374,904, $151,018, $37,621 and $258,733 to the SERP accounts of Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs, Manzini and Redmond, respectively.

Perquisites and Other Benefits.  As an owner and operator of full-service hotels, the Company is able to provide many perquisites relating to hotel and related services to the Named Executives at little or no additional cost to the Company. To the extent such products or services are for personal use, the Named Executives reimburse the Company for the cost of such product or service. The Company currently provides access to the fitness facilities located in the hotel in which a Named Executive’s office is located and offers certain products and services from the Company’s hotels at prices equal to the Company’s costs for such products and services. In addition, for the convenience of the executive officers and of the Company, the Company provides complimentary meals for business purposes at the Company’s restaurants to the Named Executives.

Pursuant to his employment agreement, Mr. Lanni may request the use of aircraft owned by the Company for personal use to travel between Nevada and California. Additionally, Mr. Lanni may request the use of such aircraft for up to three personal round trips in any calendar year, subject to availability. In 2007, Mr. Lanni reimbursed the Company in the amount of $171,742 for a portion of the costs associated with such flights. The unreimbursed portion of aggregate incremental cost associated with Mr. Lanni’s aircraft usage was $372,505, which consisted of $287,031 for traveling between Nevada and California and $85,474 for personal usage.

In addition, the aggregate amount of premiums paid for group life insurance and long term disability insurance on behalf of, and reimbursement for medical expenses and associated taxes to, Messrs. Lanni, D’Arrigo, Murren, Baldwin, Jacobs, Manzini and Redmond in 2007 was $59,438, $32,740, $60,995, $39,498, $55,699, $29,226, and $51,078, respectively. Instead of providing medical coverage through a third-party insurance company, the Company reimburses the Named Executives for medical expenses incurred by them and their dependents for covered procedures.

Severance Benefits and Change of Control.  In order to assist the Company in retaining the services of the executive officers, the Company has agreed to provide them with severance benefits in the event that their employment is terminated without cause or in the event of a change of control. In light of the fact that the success of the Company has made the services of the Named Executives extremely marketable, the Compensation Committee believes that it is necessary to provide assurances to the Named Executives that the Company will not terminate their employment without cause and without providing a certain level of severance benefits. When determining the level of the severance benefits to be offered in the employment agreements, the Compensation Committee considered the period of time it would normally require an executive officer to find comparable employment. Pursuant to the terms of Mr. Redmond’s employment agreement, upon his resignation, which occurred in August 2007, he continues to receive his annual base salary through the employment agreement’s term of January 4, 2010. In addition, for the remainder of his employment agreement’s term, (i) all of his unvested share-based awards will vest in accordance with their terms, (ii) the Company will continue to provide contributions on Mr. Redmond’s behalf to the DCP and SERP, and (iii) his health and life insurance will continue. He will also be entitled to receive an award under the Incentive Plan for a period of 12 months following his termination. The details of the specific severance benefits available under various termination or change of control scenarios for the other Named Executives are discussed in the “— Other Post-Employment Compensation” sub-section below, along with an estimate of the amounts to be paid to each Named Executive under each scenario.

Summary Compensation Table

The following table summarizes the compensation of the Named Executives for the year ended December 31, 2007.

							Change in
					Stock		Pension Value
					Appreciation		and
					Rights and	Non-Equity	Nonqualified
				Stock	Option	Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Compensation
Name and title (A)	Year	(B)	(C)	(D)	(E)	(F)	Earnings	(G)	Total

J. Terrence Lanni	2007	$2,000,000	$—	$—	$3,138,028	$6,357,553	$—	$1,244,849	$12,740,430
Chairman and Chief Executive Officer	2006	2,000,000	—	550,458	5,481,564	6,567,893	—	1,087,206	15,687,121
Daniel J. D’Arrigo	2007	$390,385	$390,000	$—	$555,793	$—	$—	$96,434	$1,432,612
Executive Vice President and Chief Financial Officer
James J. Murren	2007	$1,500,000	$—	$—	$1,877,844	$4,739,681	$—	$351,269	$8,468,794
President and Chief Operating Officer	2006	1,500,000	—	275,229	3,296,472	4,896,493	—	352,321	10,320,515
Robert H. Baldwin	2007	$1,500,000	$—	$—	$1,691,250	$4,739,681	$—	$474,552	$8,405,483
Chief Design and Construction Officer	2006	1,500,000	—	275,229	2,997,698	4,896,493	—	474,786	10,144,206
Gary N. Jacobs	2007	$700,000	$350,000	$—	$1,077,770	$2,210,332	$—	$235,472	$4,573,574
Executive Vice President, General Counsel and Secretary	2006	700,000	—	91,743	1,894,136	2,283,461	—	266,570	5,235,910
Aldo Manzini	2007	$398,076	$940,000	$—	$715,741	$—	$—	$397,959	$2,451,776
Executive Vice President and Chief Administrative Officer
John T. Redmond	2007	$1,500,000	$—	$—	$1,641,520	$4,739,681	$—	$369,961	$8,251,162
Former President and Chief Executive Officer — MGM Grand Resorts, LLC	2006	1,500,000	—	275,229	2,893,368	4,896,493	—	335,085	9,900,175

(A)	On August 21, 2007, Mr. D’Arrigo was promoted from his position as Senior Vice President — Finance to the position of Executive Vice President and Chief Financial Officer; Mr. Murren was promoted from his position of President, Chief Financial Officer and Treasurer to the position of President and Chief Operating Officer; Mr. Baldwin was promoted from his position of President and Chief Executive Officer of Mirage Resorts, Incorporated to the position of Chief Design & Construction Officer of the Company; and Mr. Redmond’s employment terminated under the employer’s no cause termination section of Mr. Redmond’s employment agreement.

(B)	On September 16, 2005, the Company entered into new employment agreements with Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond. Each of the foregoing employment agreements provides for a term through January 4, 2010 and an annual base salary as follows: $2,000,000 for Mr. Lanni; $1,500,000 for Mr. Murren; $1,500,000 for Mr. Baldwin; $700,000 for Mr. Jacobs; and $1,500,000 for Mr. Redmond.

The Company does not provide additional compensation to the foregoing officers who serve on the Board of Directors; therefore, none of the amounts reflected in this table represent additional compensation for services as directors for those persons. On March 1, 2007, the Company entered into an employment agreement with Mr. Manzini, and on June 19, 2007, the Company entered into a letter agreement which amended Mr. Manzini’s employment agreement. Mr. Manzini’s employment agreement provides for an annual base salary of $500,000 and an annual bonus up to a maximum of $750,000. On December 3, 2007, the Company entered into a new employment agreement with Mr. D’Arrigo. Mr. D’Arrigo’s employment agreement provides for an annual base salary of $500,000 and a bonus of up to a maximum of 100% of Mr. D’Arrigo’s annual base salary.

(C)	In 2005, the Compensation Committee approved a bonus to Mr. Jacobs of $700,000 in connection with his work on MGM Grand Macau. Half of his bonus was paid in 2005 when the Company entered into the agreement to develop MGM Grand Macau, and the remainder was paid in January 2008 after MGM Grand Macau opened for business in December 2007. Mr. Manzini’s employment agreement provides for an annual discretionary bonus up to a maximum of $750,000. Mr. D’Arrigo’s employment agreement provides for a bonus of up to a maximum of 100% of Mr. D’Arrigo’s annual base salary. In 2008, Mr. Manzini received a bonus of $625,000 for 2007, and he received a signing bonus in the amount of $315,000 upon execution of his employment agreement on March 1, 2007.

(D)	There were no grants of stock to the Named Executives during 2007 and there are no outstanding stock awards at December 31, 2007. The amount reflected in the table is the amount of compensation recognized during the year ended December 31, 2006 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123, “Share-Based Payment” (“SFAS 123(R)”), and relates to grants of restricted stock made in 2002. The shares were awarded when the fair market value of the Company’s stock was $17.62 and the restrictions lapsed with respect to 50% of the shares in 2005 and with respect to 50% of the shares in 2006. Mr. Lanni was awarded 300,000 restricted shares; Messrs. Murren, Baldwin and Redmond were awarded 150,000 restricted shares each; and Mr. Jacobs was awarded 50,000 restricted shares.

(E)	Stock appreciation rights were granted to Messrs. D’Arrigo and Manzini during 2007. A detailed list of stock options previously awarded to all the Named Executives and still outstanding is shown in the table below under “Outstanding Equity Awards at Fiscal Year-End.” The amount reflected in the above table is the amount of compensation recognized during the year ended December 31, 2007 for financial reporting purposes in accordance with SFAS 123(R), except that no forfeiture rate assumption has been applied to the amounts in the table. These stock options were valued using the Black-Scholes Model with assumptions as described in Note 15 to the Company’s consolidated financial statements, which are included in the Company’s 2007 Annual Report to Stockholders which accompanies this proxy statement.

(F)	Under the terms of the Incentive Plan, only the CEO and four other most highly compensated executive officers are eligible to participate in the Incentive Plan. For 2007, the Compensation Committee approved Messrs. Lanni, Murren, Baldwin, Jacobs and Redmond for participation in the Incentive Plan. The Incentive Plan provides for payments to be made at the Compensation Committee’s discretion if the Company achieves a certain level of a defined performance measure, generally based on net income adjusted for certain items. The exact amount of the payment was calculated and paid in March 2008 based on the performance of the Company relative to the base target established in 2007 by the Compensation Committee. See also “Compensation Discussion and Analysis” for a further discussion of such awards to the participants in 2007. See also the “Grants of Plan-Based Awards” table for information about the performance-based grants under the Incentive Plan in 2007.

(G)	All other compensation for 2007 includes the following:

	Personal				Insurance
	Use of				Premiums
	Company	401(k)	DCP	SERP	and	Other	Other	Total Other
Name	Aircraft(1)	Match	Match(2)	Contribution(3)	Benefits(4)	Benefits(5)	Perquisites(6)	Compensation

Mr. Lanni	$388,305	$6,750	$73,400	$716,956	$59,438	$—	$—	$1,244,849
Mr. D’Arrigo	—	6,750	7,400	49,544	32,740	—	—	96,434
Mr. Murren	—	6,750	53,400	230,124	60,995	—	—	351,269
Mr. Baldwin	—	6,750	53,400	374,904	39,498	—	—	474,552
Mr. Jacobs	605	6,750	21,400	151,018	55,699	—	—	235,472
Mr. Manzini	380	—	—	37,621	29,226	330,732	—	397,959
Mr. Redmond	—	6,750	53,400	258,733	51,078	—	—	369,961

(1)	The amounts in this column represent the value of personal use of Company aircraft, which was determined based on the aggregate incremental cost to the Company and associated taxes. Aggregate incremental cost for all years shown was calculated based on average variable operating cost per flight hour multiplied by flight hours for each Named Executive Officer, less any amounts reimbursed by such Named Executive Officer. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves, trip-related repair and maintenance costs, travel expenses for flight crew, landing costs, related catering and miscellaneous handling charges, divided by aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, certain maintenance and inspections, depreciation, hangar rent, utilities, insurance and taxes, are not included in aggregate incremental cost since these expenses are incurred by the Company irrespective of personal use of aircraft. In accordance with his employment agreement, Mr. Lanni is permitted to use Company aircraft for personal and commuter travel. In 2007, Mr. Lanni reimbursed the Company in the amount of $171,742 for a portion of the costs associated with such flights. The unreimbursed portion of aggregate incremental cost associated with Mr. Lanni’s aircraft usage was $372,505, which consisted of $287,031 for traveling between Nevada and California and $85,474 for personal usage.

(2)	The amounts in this column represent the Company’s matching contributions under the Company’s Deferred Compensation Plan (“DCP”). The DCP allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period.

(3)	The amounts in this column represent the Company’s contributions under the Company’s Supplemental Executive Retirement Plan (“SERP”). The SERP is a nonqualified plan under which the Company makes quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and ten years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed.

(4)	The amounts in this column represent group life insurance premiums paid for the benefit of the Named Executives, reimbursement of medical expenses and associated taxes, and premiums for long term disability insurance for the benefit of the Named Executives.

(5)	The amount in this column represents reimbursement of moving expenses, relocation costs and associated taxes to Mr. Manzini in 2007.

(6)	As an owner and operator of full-service hotels, the Company is able to provide many perquisites relating to hotel and hotel-related services to the Named Executives at little or no additional cost to the Company. To the extent such products or services are for personal use, the Named Executive reimburses the Company for the cost of such product or service. The Company currently provides access to the fitness facilities located in the hotel in which a Named Executive’s office is located and offers certain products and services from the Company’s hotels at prices equal to the Company’s costs for such products and services. In no case did the value of such perquisite, computed based on the incremental cost to the Company, exceed $10,000 per individual in 2007.

Grants of Plan-Based Awards

The table below sets forth certain information regarding plan-based awards granted during 2007 to the Named Executives.

								All Other	All Other
								Stock	Option/SAR
								Awards:	Awards:		Grant Date
					Estimated Future			Number of	Number of	Exercise	Fair Value
		Estimated Future Payouts Under Non-			Payouts Under Equity			Shares of	Securities	Price of	of Stock
	Grant	Equity Incentive Plan Awards (A)			Incentive Plan Awards			Stock or	Underlying	Option/SAR	Option/SAR
Name	Date	Threshold	Target	Maximum	Threshold	Target	Awards	Units	Options	Awards	Awards

J. Terrence Lanni	NA	$4,533,750	$6,821,000	$8,000,000	NA	NA	NA	NA	NA	NA	NA
Daniel J. D’Arrigo	NA	NA	NA	NA	NA	NA	NA	NA	150,000	$82.60	4,075,215
James J. Murren	NA	3,380,000	5,085,000	8,000,000	NA	NA	NA	NA	NA	NA	NA
Robert H. Baldwin	NA	3,380,000	5,085,000	8,000,000	NA	NA	NA	NA	NA	NA	NA
Gary N. Jacobs	NA	1,576,250	2,371,000	8,000,000	NA	NA	NA	NA	NA	NA	NA
Aldo Manzini	NA	NA	NA	NA	NA	NA	NA	NA	200,000	$65.13	4,035,560
John T. Redmond	NA	3,380,000	5,085,000	8,000,000	NA	NA	NA	NA	NA	NA	NA

(A)	The Compensation Committee approved the criteria for determining 2007 payouts under and the participants in the Annual Performance-Based Incentive Plan for Executive Officers (the “Incentive Plan”) in March 2007. Awards may be made if the Company achieves a minimum level of pre-tax operating income, defined as income from continuing operations before income taxes, excluding write-downs of long-lived assets and including the results of discontinued operations prior to the date of disposition. The Compensation Committee established a “pool” of 2.5% of pre-tax operating income that could be allocated among the Named Executives, based on the following percentages: Mr. Lanni — 27.9%; Messrs. Murren, Baldwin and Redmond — 20.8% each; and Mr. Jacobs — 9.7%. For 2007, the threshold amount of pre-tax operating income was set at $650,000,000. See “Compensation Discussion and Analysis — Elements of Compensation — Non-Equity Incentive Awards.”

The “target” amount is not defined in the Incentive Plan. For purposes of the disclosure above, the target amount was calculated based on the corresponding amount of the defined performance measure actually realized for the year ended December 31, 2006. The maximum individual award under the Incentive Plan is $8 million in each case. The Compensation Committee retains full discretion to reduce or eliminate a payment under the Incentive Plan, even if the threshold or target amounts set pursuant to the Incentive Plan are achieved. In March 2008, the Compensation Committee made awards for 2007 as set forth under the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(B)	Represents the fair value of the SAR awards granted on their respective grant dates. The fair value is calculated in accordance with SFAS 123(R) using the Black -Sholes valuation model. For additional information, refer to Note 15 of the Company’s consolidated financial statements filed with the SEC as part of the Form 10-K for the year ended December 31, 2007. There can be no assurance that these amounts will correspond to the actual value that will be recognized by the Named Executive Officers.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth certain information regarding outstanding equity awards of the Named Executives at December 31, 2007. At December 31, 2007, there were no securities underlying unexercised unearned options as part of equity incentive plans and there were no outstanding stock awards that have not vested.

	Option/SAR Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option/SAR	Option
	Options:	Options:	Exercise	Expiration
Name	Exercisable	Unexercisable(A)	Price	Date

J. Terrence Lanni	180,000	280,000	$12.74	2/27/2013
J. Terrence Lanni	440,000	660,000	34.05	5/3/2012
J. Terrence Lanni	40,000	60,000	34.36	5/10/2012
Daniel J. D’Arrigo	18,000	—	17.08	7/5/2010
Daniel J. D’Arrigo	9,000	—	17.08	8/5/2011
Daniel J. D’Arrigo	50,000	—	17.40	9/2/2012
Daniel J. D’Arrigo	17,000	18,000	12.74	2/27/2013
Daniel J. D’Arrigo	40,000	60,000	34.05	5/3/2012
Daniel J. D’Arrigo	—	150,000	82.60	9/10/2014
James J. Murren	150,000	—	6.66	6/22/2008
James J. Murren	500,000	—	11.94	12/13/2009
James J. Murren	300,000	—	16.25	5/31/2010
James J. Murren	800,000	200,000	12.74	2/27/2013
James J. Murren	240,000	360,000	34.05	5/3/2012
James J. Murren	40,000	60,000	34.36	5/10/2012
Robert H. Baldwin	327,187	240,000	12.74	2/27/2013
Robert H. Baldwin	240,000	360,000	34.05	5/3/2012
Gary N. Jacobs	277,800	—	16.66	6/1/2010
Gary N. Jacobs	120,000	120,000	12.74	2/27/2013
Gary N. Jacobs	160,000	240,000	34.05	5/3/2012
Aldo Manzini	—	200,000	65.13	3/4/2014
John T. Redmond	100,000	200,000	12.74	2/27/2013
John T. Redmond	120,000	240,000	34.05	5/3/2012

(A)	Outstanding unexercisable options/SARs vest as follows:

	Securities
	Underlying
	Unexercised		Option/SAR	Option/SAR
	Options/SARs		Exercise	Expiration
Name	Unexercisable		Price	Date	Vesting

J. Terrence Lanni	280,000		$12.74	2/27/2013	280,000 vested 2/27/2008
J. Terrence Lanni	660,000		34.05	5/3/2012	220,000 vest 5/3/2008 220,000 vest 5/3/2009 220,000 vest 5/3/2010
J. Terrence Lanni	60,000		34.36	5/10/2012	20,000 vest 5/10/2008 20,000 vest 5/10/2009 20,000 vest 5/10/2010
Daniel J. D’Arrigo	18,000		12.74	2/27/2013	18,000 vested 2/27/2008
Daniel J. D’Arrigo	60,000		34.05	5/3/2012	20,000 vest 5/3/2008 20,000 vest 5/3/2009 20,000 vest 5/3/2010
Daniel J. D’Arrigo	150,000		82.60	9/10/2014	30,000 vest 9/10/2008 30,000 vest 9/10/2009 30,000 vest 9/10/2010 30,000 vest 9/10/2011 30,000 vest 9/10/2012
James J. Murren	200,000		12.74	2/27/2013	200,000 vested 2/27/2008
James J. Murren	360,000		34.05	5/3/2012	120,000 vest 5/3/2008 120,000 vest 5/3/2009 120,000 vest 5/3/2010
James J. Murren	60,000		34.36	5/10/2012	20,000 vest 5/10/2008 20,000 vest 5/10/2009 20,000 vest 5/10/2010
Robert H. Baldwin	240,000		12.74	2/27/2013	240,000 vested 2/27/2008.
Robert H. Baldwin	360,000		34.05	5/3/2012	120,000 vest 5/3/2008 120,000 vest 5/3/2009 120,000 vest 5/3/2010
Gary N. Jacobs	120,000		12.74	2/27/2013	120,000 vested 2/27/2008
Gary N. Jacobs	240,000		34.05	5/3/2012	80,000 vest 5/3/2008 80,000 vest 5/3/2009 80,000 vest 5/3/2010
Aldo Manzini	200,000		65.13	3/4/2014	40,000 vested 3/4/2008 40,000 vest 3/4/2009 40,000 vest 3/4/2010 40,000 vest 3/4/2011 40,000 vest 3/4/2012
John T. Redmond	200,000		12.74	2/27/2013	200,000 vested 2/27/2008
John T. Redmond	240,000	(1)	34.05	5/3/2012	120,000 vest 5/3/2008 120,000 vest 5/3/2009

(1)	Amount shown does not include 120,000 shares underlying options that would have vested on May 3, 2010 but will not vest since such date occurs after the expiration of the term of Mr. Redmond’s employment agreement with the Company. In the event a change of control of the Company were to occur prior to the expiration of Mr. Redmond’s employment agreement on January 4, 2010, those additional 120,000 shares underlying options would vest in accordance with the terms of Mr. Redmond’s employment agreement.

Option/SAR Exercises and Stock Vested

The following table sets forth option exercises for the Named Executives during 2007.

	Stock Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired	Realized	Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J. Terrence Lanni	220,000	$12,585,612	—	$—
Daniel J. D’Arrigo	10,000	587,600	—	—
James J. Murren	300,000	22,252,935	—	—
Robert H. Baldwin	632,813	47,189,284	—	—
Gary N. Jacobs	300,000	18,770,979	—	—
Aldo Manzini	—	—	—	—
John T. Redmond	420,000	24,622,025	—	—

For option awards, the value realized is computed as the difference between the market price on the date of exercise and the exercise price, times the number of options exercised.

Nonqualified Deferred Compensation

The following table sets forth information regarding nonqualified deferred compensation for the Named Executives during 2007.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
Name	Contributions	Contributions(A)	Earnings(B)	Distributions	Year-End(C)

J. Terrence Lanni
DCP(D)	$197,097	$73,400	$381,463	$—	$3,274,782
SERP(E)	—	716,956	672,974	—	6,183,407

Total	197,097	790,356	1,054,437	—	9,458,189
Daniel J. D’Arrigo
DCP(D)	59,519	7,400	12,947	—	276,374
SERP(E)	—	49,544	9,269	—	212,741

Total	59,519	56,944	22,216	—	489,115
James J. Murren
DCP(D)	564,649	53,400	172,060	—	5,113,665
SERP(E)	—	230,124	57,946	—	1,516,562

Total	564,649	283,524	230,006	—	6,630,227
Robert H. Baldwin
DCP(D)	60,000	53,400	225,989	—	3,509,619
SERP(E)	—	374,904	182,302	—	3,091,975

Total	60,000	428,304	408,291	—	6,601,594
Gary N. Jacobs
DCP(D)	640,865	21,400	100,519	—	3,150,240
SERP(E)	—	151,018	54,954	—	1,204,334

Total	640,865	172,418	155,473	—	4,354,574
Aldo Manzini
DCP(D)	20,000	—	(233)	—	19,767
SERP(E)	—	37,621	(555)	—	37,066

Total	20,000	37,621	(788)	—	56,833
John T. Redmond
DCP(D)	39,231	53,400	49,348	—	1,167,562
SERP(E)	—	258,733	70,025	—	1,766,871

Total	39,231	312,133	119,373	—	2,934,433

(A)	All of these amounts were included as “All Other Compensation” in the Summary Compensation Table.

(B)	None of these amounts were included as “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table.

(C)	Of these amounts, the following were included in the Summary Compensation Table in the current and previous years:

	DCP	SERP	Total
	Company	Company	Company
Name	Contributions	Contributions	Contributions

J. Terrence Lanni	$487,100	$4,570,595	$5,057,695
Daniel J. D’Arrigo	7,400	49,544	56,944
James J. Murren	359,100	1,326,869	1,685,969
Robert H. Baldwin	343,100	2,468,118	2,811,218
Gary N. Jacobs	155,100	1,004,888	1,159,988
Aldo Manzini	—	37,621	37,621
John T. Redmond	323,100	1,565,334	1,888,434

(D)	The DCP allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants receive a Company match of up to 4% of salary, net of any Company match received under the Company’s 401(k) plan. All employee deferrals vest immediately. The Company matching contributions vest ratably over a three-year period. The vested balance of a participant’s account is payable either as a lump sum in quarterly installments upon retirement, termination or death of the participant. In addition, a participant may elect to receive the vested balance of his account in a lump sum in an amount equal to the participant’s corresponding annual deferral, as adjusted in accordance with the indexing of the account to select investment funds, on date that is no earlier than five years from the date of the deferral. On a limited basis, and upon approval by the plan committee, the participant may receive a lump sum payment in the case of an unforeseen financial emergency. In connection with the adoption of the Deferred Compensation Plan II (“DCP II”) in January 2005, which complies with the American Jobs Creation Act of 2004, the balance of matching contributions under the Company’s former deferred compensation plan were transferred to the DCP II. Contributions to the prior plan were suspended effective January 1, 2005.

(E)	The SERP is a nonqualified plan under which the Company makes quarterly contributions that are intended to provide a retirement benefit that is a fixed percentage of a participant’s estimated final five-year average annual salary, up to a maximum of 65%. Company contributions and investment earnings on the contributions are tax-deferred and accumulate as a retirement fund. Employees do not make contributions under this plan. A portion of the Company contributions and investment earnings thereon vests after three years of SERP participation and the remaining portion vests after both five years of SERP participation and ten years of continuous service. The plan provides for defined contributions and the amount of the benefit is not guaranteed. The vested and non-for-forfeited balance of a participant’s account under the SERP is payable as a lump sum or in quarterly installments upon retirement, termination or death. On a limited basis, and upon approval by the plan committee, the participant may receive a lump sum payment in the case of an unforeseen financial emergency. In connection with the adoption of the Supplemental Executive Retirement Plan II (“SERP II”) in January 2005, which complies with the American Jobs Creation Act of 2004, the balance of matching contributions under the Company’s former supplemental executive retirement plan were transferred to the SERP II. Contributions to the prior plan were suspended effective January 1, 2005.

Other Post-Employment Compensation

The Company may terminate any of its employment agreements with the Named Executives for good cause, which includes termination for death or disability. If the termination is for good cause other than for death or disability, the Named Executive will be entitled to exercise his vested share-based awards in accordance with their terms as of the date of termination, but the Company will have no further obligations to the Named Executive.

If any of the employment agreements with the Named Executives, other than Mr. D’Arrigo and Mr. Manzini, is terminated as a result of death or disability, the Named Executive (or his beneficiary) will be entitled to receive his salary for a 12-month period following such termination and a prorated portion of any bonus attributable to the fiscal year in which the death or disability occurs. Additionally, the Named Executive (or his beneficiary) will be entitled to exercise those of his unexercised share-based awards that would have vested as of the first anniversary of the date of termination, and any shares of restricted stock will immediately vest. If Mr. D’Arrigo’s or Mr. Manzini’s employment agreement is terminated as a result of death or disability, Mr. D’Arrigo and Mr. Manzini (or their respective beneficiaries) will be entitled to receive Mr. D’Arrigo’s or Mr. Manzini’s salary, as applicable, for a three-month period following his termination.

If the Company terminates any of the employment agreements, other than Mr. D’Arrigo’s or Mr. Manzini’s, for other than good cause, the Company will pay the Named Executive’s salary for the remaining term of the agreement and his bonus during the 12-month period (or shorter period if the termination occurs within the last year of the term) during which he is restricted from working for or otherwise providing services to a competitor of the Company. Additionally, each of these agreements provide that for the remainder of the term, (i) all unvested share-based awards will vest in accordance with their terms, (ii) the Company will provide contributions, on the Named Executive’s behalf, to the DCP and SERP and (iii) certain other employee benefits, such as health and life insurance will continue. If Mr. D’Arrigo’s or Mr. Manzini’s employment agreement is terminated without cause, the Company will pay their salary for the remaining term of their respective agreements and maintain them as a participant in all health and insurance programs in which they or their dependents are then participating for the remaining term of their agreements or until those benefits are provided by another employer. Neither of Mr. D’Arrigo or Mr. Manzini will be eligible for a discretionary bonus or new grants of stock options, SARs or other stock-based compensation but previously granted options, SARs or other stock-based compensation will continue to vest for a specified period. Notwithstanding the foregoing, all compensation and benefits are subject to mitigation if a Named Executive works for or otherwise provides services to a third party

If a Named Executive, other than Mr. D’Arrigo or Mr. Manzini, seeks to terminate his employment agreement for good cause, he must give the Company 30 days notice to cure the breach. If such breach is not cured (and the Company does not invoke its right to arbitration), the termination will be treated as a termination for other than good cause by the Company as described in the preceding paragraph. However, if the Company invokes its arbitration right, the Named Executive must continue to work until the matter is resolved, otherwise it becomes a termination by him without cause. If Mr. D’Arrigo or Mr. Manzini seeks to terminate his employment for good cause, he must give the Company 30 days notice to cure the breach or dispute the fact that good cause exists, in which case the dispute will be resolved by arbitration and the agreement will continue in full force until the matter is resolved. If the agreement is terminated by Mr. D’Arrigo or Mr. Manzini for good cause, they will be entitled to exercise their vested but unexercised stock options to acquire stock, SARs or other stock-based compensation, if any, upon compliance with the terms and conditions required to exercise those options, SARs or other stock-based compensation, but the Company will have no further obligations to Mr. D’Arrigo or Mr. Manzini.

If there is a change of control of the Company, all of the Named Executive’s unvested share-based awards will fully vest. In addition, the Named Executive officers, other than Mr. D’Arrigo and Mr. Manzini, may terminate their employment agreement upon delivery of 30 days prior notice to the Company, no later than 90 days following the date of the change of control. In such event, the Company will pay the Named Executive a lump sum amount equal to the sum of (x) his unpaid salary through the end of the term of the agreement, and (y) an amount in lieu of his bonus (the calculation of which is further described therein). Additionally, through the end of the term, the Company will provide contributions, on his behalf, to the SERP and DCP in accordance with their terms, and certain employee benefits, such as health and life insurance.

The following table indicates the estimated amounts that would be payable to each Named Executive upon a termination under the scenarios outlined above, excluding termination by the Company for good cause other than death or disability. For all Named Executives other than Mr. Redmond, the estimated amounts payable are calculated assuming that such termination occurred on December 31, 2007, and using the closing price of the Common Stock at December 31, 2007, for purposes of the calculations as required by the SEC. On August 21, 2007, Mr. Redmond’s employment terminated under the employer’s no cause termination section of Mr. Redmond’s employment agreement, which remains in effect through January 4, 2010. The table indicates the estimated amounts payable to Mr. Redmond based upon a termination by the Company without good cause on August 21, 2007, and using the closing price of the Common Stock at August 21, 2007, for purposes of the calculations as required by the SEC. The table also indicates the estimated amounts that would be payable to Mr. Redmond upon a termination due to death or disability or a change in control assuming such termination occurred on December 31, 2007, and using the closing price of the Common Stock at December 31, 2007, for purposes of the calculations as required by the SEC. There can be no assurance that these scenarios would produce the same or similar results as those disclosed herein if any of these events occur in the future. Given these guidelines, the Company believes the assumptions listed below, which were used to calculate the amounts disclosed in the table, are reasonable for purposes of this disclosure.

		Non-Equity		Vesting of
		Incentive Plan	Pension	Stock Options
	Salary(A)	Payments(B)	Enhancement(C)	or SARS(D)	Other(E)	Total

Death or Disability
J. Terrence Lanni	$2,000,000	6,357,553	$—	$31,945,000	$—	$40,302,553
Daniel J. D’Arrigo	125,000	—	—	—	—	125,000
James J. Murren	1,500,000	4,739,681	—	21,245,600	—	27,485,281
Robert H. Baldwin	1,500,000	4,739,681	—	23,103,600	—	29,343,281
Gary N. Jacobs	700,000	2,210,332	—	12,551,200	—	15,461,532
Aldo Manzini	125,000	—	—	—	—	125,000
John Redmond	1,500,000	4,739,681	—	23,103,600	—	29,343,281

Company Terminates Without Good Cause
J. Terrence Lanni	$4,000,000	12,715,106	$1,594,212	$43,931,600	$118,876	$62,359,794
Daniel J. D’Arrigo	1,847,945	—	—	2,325,040	121,003	4,293,988
James J. Murren	3,000,000	9,479,362	580,548	28,235,200	121,990	41,417,100
Robert H. Baldwin	3,000,000	9,479,362	870,108	29,100,000	78,996	42,528,466
Gary N. Jacobs	1,400,000	4,420,664	358,336	16,548,800	111,398	22,839,198
Aldo Manzini	1,583,562	—	—	755,600	92,562	2,431,724
John Redmond	3,563,014	7,899,468	637,766	24,444,000	102,156	36,646,404

Named Executive Terminates for Good Cause
J. Terrence Lanni	$4,000,000	12,715,106	$1,594,212	$43,931,600	$118,876	$62,359,794
Daniel J. D’Arrigo	—	—	—	—	—	—
James J. Murren	3,000,000	9,479,362	580,548	28,235,200	121,990	41,417,100
Robert H. Baldwin	3,000,000	9,479,362	870,108	29,100,000	78,996	42,528,466
Gary N. Jacobs	1,400,000	4,420,664	358,336	16,548,800	111,398	22,839,198
Aldo Manzini	—	—	—	—	—	—

Change of Control
J. Terrence Lanni	$4,000,000	19,072,659	$1,594,212	$55,918,200	$118,876	$80,703,947
Daniel J. D’Arrigo	1,847,945	—	—	4,494,240	121,003	6,463,188
James J. Murren	3,000,000	14,219,043	580,548	35,224,800	121,990	53,146,381
Robert H. Baldwin	3,000,000	14,219,043	870,108	35,096,400	78,996	53,264,547
Gary N. Jacobs	1,400,000	6,630,996	358,336	20,546,400	111,398	29,047,130
Aldo Manzini	1,583,562	—	—	3,778,000	92,562	5,454,124
John Redmond	3,000,000	7,899,468	637,766	32,245,200	102,156	43,884,590

(A)	For Named Executives, other than Mr. Manzini and Mr. D’Arrigo, salary is paid for 12 months following the date of death or disability. For Mr. Manzini and Mr. D’Arrigo salary is paid for 3 months following the date of death or disability. Salary is paid for the remaining term of the employment contract upon termination without cause or a change of control. These payments are made at regular payroll intervals.

(B)	Non-equity incentive plan amounts payable upon death or disability are assumed to be equal to the non-equity incentive plan amounts paid in 2008 for 2007. Such amounts upon termination by the Company without good cause are based upon a non-discretionary payment for the year in which such termination occurred through the date of termination and for a period of one year after termination based on amounts paid in 2008 for 2007. Non-equity incentive amounts paid upon a change of control are based upon a non-discretionary payment through the remaining term of the employment agreement based on amounts paid in 2008 for 2007.

(C)	For Named Executives, other than Mr. Manzini and Mr. D’Arrigo, includes estimated continued company contributions to the SERP and DCP under each of the termination scenarios.

(D)	As stated above, the value of unvested stock options that would vest under each of these termination scenarios is based on the closing price of the Common Stock at December 31, 2007 except in the case of a Company termination without good cause for Mr. Redmond, in which case the value of unvested stock options that would vest is based on the closing price of the Common Stock at August 21, 2007.

(E)	Includes an estimate of group life insurance premiums, reimbursement of medical expenses and associated taxes and premiums for long term disability insurance to be provided under each of the scenarios based on actual amounts paid out in 2007.

DIRECTOR COMPENSATION

The following table sets forth information regarding director compensation during 2007.

					Change in
					Pension
			Stock		Value and
			Appreciation		Nonqualified
	Fees Earned		Rights and	Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
Name	in Cash(A)	Awards	Awards(B)	Compensation	Earnings	Compensation(C)	Total

Directors
Willie D. Davis	$82,500	$—	$168,242	$—	$—	$—	$250,742
Kenny C. Guinn	79,500	—	61,203	—	—	—	140,703
Alexander M. Haig, Jr.	109,000	—	168,242	—	—	50,000	327,242
Alexis Herman	100,500	—	168,242	—	—	—	268,742
Roland Hernandez	178,500	—	168,242	—	—	—	346,742
Kirk Kerkorian	59,000	—	—	—	—	—	59,000
Anthony Mandekic	88,000	—	123,744	—	—	—	211,744
Rose McKinney-James	102,500	—	168,918	—	—	—	271,418
Ronald M. Popeil	73,500	—	168,242	—	—	—	241,742
Daniel J. Taylor	69,500	—	129,733	—	—	—	199,233
Melvin B. Wolzinger	84,000	—	168,242	—	—	—	252,242
Former Director
James D. Aljian(D)	29,500	—	35,301	—	—	—	64,801

(A)	Directors who are compensated as full-time employees of the Company or its subsidiaries receive no additional compensation for service on the Board of Directors or its committees. Each director who is not a full-time employee of the Company or its subsidiaries is paid $50,000 per annum, plus $1,500 for each Board meeting attended (regardless of whether such Board meeting is attended in person or telephonically). The

Chair of the Audit Committee receives an annual fee of $25,000 plus a fee of $2,500 per meeting attended. Each other member of the Audit Committee receives $1,500 for each meeting attended. The Chair of the Compensation Committee receives a fee of $1,500 per meeting attended. Each other member of the Compensation Committee receives $1,000 for each meeting attended. The Chair of the Diversity Committee receives an annual fee of $10,000 plus a fee of $2,500 per meeting attended. Each other member of the Diversity Committee receives $1,500 for each meeting attended. The Presiding Director receives an annual fee of $20,000. Directors are also reimbursed expenses for attendance at Board and Committee meetings. The foregoing fees are paid quarterly. In addition, Ms. McKinney-James receives an annual fee of $5,000 for serving on the Board of Directors of MGM Grand Detroit, LLC, which fee is payable in equal quarterly installments. In 2007, Ms. McKinney-James received $2,500 for a partial year of service on the Board of Directors of MGM Grand Detroit, LLC. In addition, Mr. Hernandez received a fee in 2007 in the amount of $40,000 for serving as Chair of a special Transaction Committee formed to evaluate an offer by Tracinda to purchase the Bellagio and CityCenter properties on the Las Vegas Strip; and Mr. Guinn and Ms. McKinney-James each received a fee of $20,000 for their service on the Transaction Committee.

(B)	The amount reflected in the table is the amount of compensation recognized during the year ended December 31, 2007 for financial reporting purposes in accordance with SFAS 123(R), except that no forfeiture rate assumption has been applied to the amounts in the table. Each of the directors, except Mr. Kerkorian and directors who are full-time employees of the Company or its subsidiaries, received a grant of 20,000 stock appreciation rights in 2007, with a total grant-date fair value of $501,000 for each director who received the grant. Mr. Taylor also received an initial grant of 20,000 stock appreciation rights upon becoming a member of the Board of Directors in March 2007, with a total grant-date fair value of $438,000. All grants to directors were valued using the Black-Scholes Model with assumptions as described in Footnote 15 to the Company’s Consolidated Financial Statements, which are included in the Company’s 2007 Annual Report to Stockholders which accompanies this proxy statement. As of December 31, 2007, the above directors had outstanding option and stock appreciation rights awards as follows: 79,750 for Mr. Davis; 20,000 for Mr. Guinn; 112,000 for Mr. Haig; 65,000 for Ms. Herman; 75,000 for Mr. Hernandez; 40,000 for Mr. Mandekic; 49,000 for Ms. McKinney-James; 112,000 for Mr. Popeil; 40,000 for Mr. Taylor; and 112,000 for Mr. Wolzinger.

(C)	Except for Mr. Haig, the amounts in this column represent total perquisites, which individually do not exceed $10,000. The Board of Directors of the Company has adopted a policy on benefits available to non-employee directors. The policy provides for a limited number of complimentary entertainment tickets for the personal use of directors, as well as complimentary rooms, food and beverages for directors and their spouses or significant others when staying at a Company property on Company business and for complimentary rooms only when not on Company business. The policy further provides for a limited number of discounted rooms, on a space available basis, for friends and family of directors staying at a Company property. During 2007, Mr. Haig rendered consulting services to the Company, for which he received a fee of $50,000.

(D)	Mr. Aljian passed away in April 2007.

EXECUTIVE OFFICERS

Information regarding the name, age and position of each of the Company’s executive officers was provided in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal No. 2

The Audit Committee of the Board of Directors of the Company is scheduled to meet prior to the Annual Meeting of Stockholders to select, subject to ratification by the stockholders, the independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ended December 31, 2008. It is anticipated that the Audit Committee will select the firm of Deloitte & Touche LLP, an independent registered public accounting firm.

A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR adoption of this proposal.

Fees Paid To Auditors

The following table sets forth fees paid to our auditors, Deloitte & Touche LLP, in 2007 and 2006 for audit and non-audit services.

	2007	2006

Audit Fees	$2,921,000	$2,874,000
Audit-Related Fees	303,000	115,000
Tax Fees	312,000	90,000
All other fees	—	2,000

Total	$3,536,000	$3,081,000

The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, the attestation reports on the Company’s internal control over financial reporting, statutory audits required by gaming regulators and assistance with SEC filings.

The category of “Audit-Related Fees” includes employee benefit plan audits, accounting consultations, due diligence in connection with acquisitions and internal control reviews not associated with the attestation reports on the Company’s internal control over financial reporting.

The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.

The category of “All Other Fees” includes other consulting fees related primarily to the Company’s overseas development initiatives.

Pre-Approved Policies and Procedures

Our current Audit Committee Charter contains our policies related to pre-approval of services provided by the independent auditor. The Audit Committee, or the Chair of the Audit Committee to whom such authority was delegated by the Audit Committee, must pre-approve all services provided by the independent auditor. Any such pre-approval by the Chair must be presented to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSAL
Proposal No. 3

The following proposal was submitted by Gregory J. Konya, 71 Frazier Road, Mansfield, Ohio 44906, owner of 100 shares of Common Stock. If the stockholder proponent, or a representative who is qualified under state law, is present and submits this proposal for a vote, then the proposal will be voted upon at the Annual Meeting of Stockholders. Approval of this proposal requires the affirmative vote of a majority of the votes cast by the holders of shares of Common Stock voting in person or by proxy at the Annual Meeting of Stockholders. In accordance with federal securities regulations, we include the stockholder proposal plus any supporting statements exactly as submitted by the proponent:

“1) Whereas, companies that pay dividends perform better than companies that do not pay dividends. In 2003 Rob Arnott, editor of the Financial Analysts Journal and Clifford Asness, managing principal at AQR Capital Management, looked at dividend yields and subsequent earnings growth. They found that earnings growth increased with dividend payout. They also discovered that the highest payers had highest next-ten-year earnings growth.

2) Whereas, some mutual funds are not permitted to invest in companies that do not pay dividends. If MGM MIRAGE pays dividends these mutual funds would be able to purchase shares in our corporation resulting in an increased demand for our shares. Managers of mutual funds realize that dividends can signal corporate health and force management to allocate capital efficiently.

It is hereby requested that MGM MIRAGE conduct a study in 2008 of dividends paid by other companies in our peer group. The Board of Directors of MGM MIRAGE would then consider paying a dividend to its shareholders based on the findings of this study.”

NOTICE CONCERNING STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders, including nominations for directors, must be received by the Company on or before December 15, 2008 and must satisfy the requirements of Rule 14a-8 of Regulation 14A under the Exchange Act in order to be considered by the Board of Directors for inclusion in the form of proxy and proxy statement to be issued by the Board of Directors for that meeting. All such stockholder proposals and nominations should be submitted to the Secretary of the Company as follows: Corporate Secretary, MGM MIRAGE, 3600 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention: Stockholder Communications. With respect to the Annual Meeting of Stockholders for 2009, under Rule 14a-4 of Regulation 14A, the Company may exercise discretionary voting authority under proxies it solicits for that meeting to vote on any matter not specified in the proxy unless the Company is notified about the matter no later than March 2, 2009 and the stockholder satisfies the other requirements of Rule 14a-4(c).

OTHER INFORMATION

The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies from stockholders, for which no additional compensation will be paid to them.

The Company’s Annual Report to Stockholders for the year ended December 31, 2007 accompanies this Proxy Statement.

By Order of the Board of Directors,

/s/ J. Terrence Lanni
J. Terrence Lanni
Chairman of the Board
and Chief Executive Officer

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted for Items 1 and 2 and AGAINST Item 3.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
1.	Election of Directors

FOR all nominees named (except as marked to the contrary) ☐	WITHHOLD AUTHORITY for all nominee(s) named ☐
Names of Nominees: 01 Robert H. Baldwin, 02 Willie D. Davis, 03 Kenny C. Guinn, 04 Alexander M. Haig, Jr., 05 Alexis M. Herman, 06 Roland Hernandez, 07 Gary N. Jacobs, 08 Kirk Kerkorian, 09 J. Terrence Lanni, 10 Anthony Mandekic, 11 Rose McKinney-James, 12 James J. Murren, 13 Ronald M. Popeil, 14 Daniel J. Taylor, 15 Melvin B. Wolzinger
(INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee’s name on the following lines.)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the selection of the independent registered public accounting firm for the year ending December 31, 2008	☐	☐	☐

3.	Stockholder proposal regarding conducting a study of dividends paid by other companies in our peer group.	☐	☐	☐
To access the Company’s Annual Report and Proxy Statement materials online go to: http://www.mgmmirage.com/proxymaterials
I plan to attend meeting     ☐
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Signature	Signature	Date

Please sign your name exactly as it appears hereon. In the case of joint owners, each should sign. If signing as executor, trustee, guardian or in any other representative capacity or as an officer of a corporation, please indicate your full title as such.

▲FOLD AND DETACH HERE ▲
WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/mgg		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

     If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
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MGM MIRAGE
Proxy for Annual Meeting of Stockholders
May 13, 2008
Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints WILLIE D. DAVIS, ALEXANDER M. HAIG, JR. and ROLAND HERNANDEZ and each of them, Proxies, with full power of substitution, to represent and vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of MGM MIRAGE (the “Company”) to be held at Luxor Hotel and Casino in the Egyptian Ballroom, 3900 Las Vegas Boulevard South, Las Vegas, NV 89119 on May 13, 2008, at 10:00 a.m.(Pacific Time), and at any adjournments thereof, upon any and all matters which may properly be brought before said meeting or any adjournments thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.
The Board of Directors recommends a vote FOR Items 1 and 2.
(Continued and to be SIGNED on the other side)
Address Change/Comments (Mark the corresponding box on the reverse side)

▲FOLD AND DETACH HERE ▲

Admission Ticket
Annual Meeting
of
MGM MIRAGE
May 13, 2008 10:00 a.m. (Pacific Time)
LUXOR HOTEL AND CASINO
3900 LAS VEGAS BOULEVARD SOUTH
LAS VEGAS, NV 89119
This ticket must be presented at the door for entrance to the meeting.
Stockholder Name:

☐   WITH SPOUSE/SIGNIFICANT OTHER           ☐   WITHOUT SPOUSE/SIGNIFICANT OTHER
Stockholder Address:

(Please Print)
Agenda
1:	To elect a Board of Directors;

2:	To ratify the selection of the independent registered public accounting firm for the year ending December 31, 2008; and

3:	To consider a stockholder proposal if presented at the meeting.